Exhibit 10.1

EXECUTION VERSION

DATED 13 July 2016

SHARE SALE AGREEMENT

made among

THOSE PERSONS IDENTIFIED IN SCHEDULE 1

as Vendors

and

HYDRA INDUSTRIES ACQUISITION CORP.

as Purchaser

relating to the sale and purchase of
shares in DMWSL 633 Limited

CONTENTS

1.	Definitions and Interpretation/Basis of Obligations	2

2.	Sale and Purchase of Sale Shares	2

3.	Sale and Purchase of Minority Shares and Minority Shareholder Loan Notes	2

4.	Pre-Completion Restructuring and Sale and Purchase of Shareholder Loan Notes	3

5.	Transfer of Growth Shares	3

6.	Conditions Precedent/Termination Rights	4

7.	Consideration	9

8.	Pre-Completion Matters	10

9.	Completion	17

10.	Leakage	18

11.	Trust Fund Matters	19

12.	Warranties	20

13.	Undertakings	26

14.	Announcements/Confidentiality	26

15.	Termination of Existing Investment Agreement	28

16.	Remedies and Waivers	28

17.	Assignment	28

18.	Vendors' Representatives	29

19.	Further Assurance	30

20.	Entire Agreement	31

21.	Counterparts	31

22.	Invalidity	32

23.	Rights of Third Parties	32

24.	Variation	32

25.	Consequences of Termination	32

26.	Notices	32

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THIS AGREEMENT is made on the 13th day of July 2016

AMONG:

(1)	THE SEVERAL PERSONS IDENTIFIED IN SCHEDULE 1 (the "Vendors");

(2)	Hydra Industries Acquisition Corp., a company incorporated in the State of Delaware, USA, having its executive offices at 250 West 57th Street, New York NY 10107 (the "Purchaser");

(3)	DMWSL 633 Limited, a company incorporated in England and Wales with registered number 07176544 and having its registered office at 3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire DE14 1SE (the "Company");

(4)	DMWSL 632 Limited, a company incorporated in England and Wales with registered number 07176582 and having its registered office at 3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire DE14 1SE ("DMWSL 632"); and

(5)	Gaming Acquisitions Limited, a company incorporated in England and Wales with registered number 07120910 and having its registered office at 3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire DE14 1SE (the "Management Incentive Parent").

BACKGROUND

(A)	The Vendors are the legal and beneficial owners of (or are otherwise entitled to transfer the legal and beneficial ownership of) (i) that number of Sale Shares as are set out directly opposite their respective names in column (3) of the tables in Schedule 1, and (ii) that number of Shareholder Loan Notes as are set out directly opposite their respective names in column (4) of the tables in Schedule 1.

(B)	Each of the Vendors has agreed to sell the Sale Shares and the Shareholder Loan Notes held by it, and the Purchaser has agreed to purchase such Sale Shares and Shareholder Loan Notes, in each case on the terms and subject to the conditions set out in this Agreement.

(C)	The sale of the Sale Shares on the terms and subject to the conditions set out in this Agreement is intended to comprise a "Relevant Sale" for the purposes of the Articles. Therefore, upon this Agreement becoming unconditional, the Purchaser is entitled to require the Company as agent for the Purchaser to serve notices on the Minority Shareholders requiring them to sell the Minority Shares to the Purchaser upon the terms set out in the Articles.

(D)	Prior to Completion pursuant to the terms of this Agreement the Shareholder Loan Notes are to be restructured, with the new loan notes issued as part of this restructuring containing a drag right. As above, upon this Agreement becoming unconditional, the Purchaser will therefore be entitled to require the Company as agent for the Purchaser to serve notices on the Minority Shareholders requiring them to sell their Shareholder Loan Notes to the Purchaser upon the terms set out in the relevant instrument.

(E)	The sale of the Sale Shares on the terms and subject to the conditions set out in this Agreement is also intended to comprise a Parent Exit Event for the purposes of the articles of association of Inspired Gaming Group Limited. Following signing, the Management Incentive Parent will serve a Call Exercise Notice on the Growth Shareholders requiring them to sell the shares they hold in Inspired Gaming Group Limited.

(F)	Hydra Industries Sponsor LLC and MIHI LLC (together, the "Sponsors") have delivered to the Company a side letter to the Voting and Support Agreement (the "Sponsor Voting Agreement"), dated as of the date hereof, pursuant to which, among other things, the Persons indicated in that document have agreed to vote their Purchaser Stock in favour of certain matters (including the Transaction (as defined below) and certain other proposals of the Purchaser set forth in its Proxy Statement), all on the terms and subject to the conditions set forth therein).

IT IS AGREED as follows.

1.	Definitions and Interpretation/Basis of Obligations

1.1.	In this Agreement and the Schedules unless the context shall otherwise require, words and expressions shall be interpreted in accordance with and have the meaning ascribed to them in Schedule 8.

1.2.	For the avoidance of doubt the obligations of each of the Vendors under this Agreement are entered into on a several basis and so no claim may be made against any Vendor in respect of a breach of this Agreement by any other Vendor.

2.	Sale and Purchase of Sale Shares

2.1.	Each of the Vendors agrees to sell those Sale Shares as are set out directly opposite their name in column (3) of the table in Part A of Schedule 1 or column (3) of the table in Part B of Schedule 1, and to sell the Exchange Shares held by them as at Completion, on the terms and subject to the Conditions Precedent set out in this Agreement. The Purchaser agrees to buy the Sale Shares on those terms and subject to the Conditions Precedent.

2.2.	The Sale Shares are sold free from Encumbrances and purchased together with all rights attached to them (including the right to receive any dividends) at Completion or accruing after Completion.

2.3.	Each of the Vendors waives any restrictions on transfer (including pre-emption rights) enforceable by it in relation to the transfer of the Sale Shares under this Agreement and consents to such transfer for all relevant purposes, including for the purposes of the Articles.

3.	Sale and Purchase of Minority Shares and Minority Shareholder Loan Notes

3.1.	Each of the Vendors hereby acknowledges and agrees that the sale of the Sale Shares pursuant to this Agreement is intended to constitute a "Relevant Sale" for the purposes of Article 43.1 (Institutional Drag Along) of the Articles (the "Drag Provision"). Each of the Loan Noteholders further acknowledges and agrees that the sale of the Shareholder Loan Notes is also be intended to constitute a "Relevant Sale" for the purposes of the Drag Right to be contained in the 633 Loan Note Instrument.

3.2.	Each of the Vendors, for so long as they hold shares in the Company, hereby undertakes to the Purchaser to exercise their rights as a shareholder in the Company (including by voting in favour of any required shareholder resolutions) as reasonably required by the Purchaser in order to facilitate the operation of the Drag Provision.

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3.3.	Each of the 633 Loan Note Vendors hereby undertakes to the Purchaser that they will exercise their rights as a holder of 633 Loan Notes (including by voting in favour of any loan note holder resolutions) as reasonably required by the Purchaser in order to facilitate the operation of the drag provision to be contained in the 633 Loan Note Instrument (the "633 Drag Provision") created as part of the Pre-Completion Restructuring.

3.4.	The Company hereby undertakes to the Purchaser that it will, promptly upon receipt of a written notice from the Purchaser to the Company (on or no later than 2 Business Days after the date on which it is notified that the Conditions Precedent are satisfied), serve notices on the Minority Shareholders as required under the Drag Provision and the 633 Drag Provision with the expectation that completion of the procedure under the Drag Provision and the 633 Drag Provision shall occur not later than 10 Business Days after Completion.

4.	Pre-Completion Restructuring and Sale and Purchase of Shareholder Loan Notes

4.1.	Following receipt of the CP Satisfaction Notice, each of the Vendors who are also holders of Shareholder Loan Notes, the Company and DMWSL 632 shall comply with the provisions of Schedule 7 (to the extent applicable to them) in accordance with the timescales set out therein, to restructure the Shareholder Loan Notes prior to Completion.

4.2.	Each of the 633 Loan Note Vendors agrees to sell such number of Shareholder Loan Notes as are held by them following the Pre-Completion Restructuring on the terms set out in this Agreement. The Purchaser agrees to buy the Shareholder Loan Notes on those terms and subject to the Conditions Precedent.

4.3.	The Shareholder Loan Notes are sold free from Encumbrances and purchased together with all rights attached to them (including the right to receive any interest) at Completion or accruing after Completion.

4.4.	Each of the Vendors waives any restrictions on transfer (including pre-emption rights) enforceable by it in relation to the restructuring or transfer of the Shareholder Loan Notes under this Agreement and consents to such restructuring and transfer for all relevant purposes.

4.5.	The Vendors, in their capacity as holders of Shareholder Loan Notes, agree that the Company shall not repay the outstanding amounts of principal (or interest accrued thereon) on any Shareholder Loan Notes as a result of Completion. This Agreement is intended to be an agreement by the Majority Noteholders for the purposes of Clause 5.2 of the Shareholder Loan Note Instrument (and any equivalent provision in the 633 Loan Note Instrument).

5.	Transfer of Growth Shares

5.1.	The Management Incentive Parent hereby acknowledges that the sale of the Sale Shares pursuant to this Agreement is intended to constitute a Parent Exit Event for the purposes of paragraph 8 of the schedule of the Articles of Association of Inspired Gaming Group Limited (the "Opco Articles").

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5.2.	The Management Incentive Parent hereby undertakes to the Purchaser that promptly following the signing of this Agreement and prior to Completion, it shall serve on the Growth Shareholders a notice specifying that it intends to issue a Call Exercise Notice on the Growth Shareholders requiring them to transfer their Growth Shares to it on Completion, such transfer being conditional only upon the Completion of this Agreement. The Management Incentive Parent further undertakes that at least two Business Days prior to Completion of this Agreement it will serve such a Call Exercise Notice on the Growth Shareholders to acquire the Growth Shares on Completion.

5.3.	The Management Incentive Parent, for so long as it holds shares in Inspired Gaming Group Limited, hereby undertakes to the Purchaser to exercise its rights as a shareholder in Inspired Gaming Group Limited (including by voting in favour of any required shareholder resolutions) as reasonably required by the Purchaser in order to facilitate the transfer of the Growth Shares, subject to the terms of this Agreement.

6.	Conditions Precedent/Termination Rights

Conditions Precedent

6.1.	The obligation of the parties to proceed to Completion is conditional upon:

(a)	the Purchaser Stockholder Approval having been duly obtained and the Charter Amendment having been duly approved and adopted by the stockholders of the Purchaser by the requisite vote under the laws of the State of Delaware and the Purchaser's certificate of incorporation;

(b)	receipt of written confirmation from the Gambling Commission that all Operating Licences held by Inspired Gaming (UK) Limited shall continue to have effect following Completion of the transaction envisaged by this Agreement without the imposition of any new and unduly onerous conditions, remedies or requirements which are not accepted by the Purchaser, having regard to the requirements of Clause 6.2 (the "Gambling Commission Condition");

(c)	the licensing authority of Gibraltar (the "Gibraltar Licensing Authority") having given their written approval to Completion of the proposed transaction under paragraph 4 of Schedule 1 of the Gambling Act 2005 (the "Gibraltar Gambling Act") without the imposition of any new and unduly onerous conditions, remedies or requirements which are not accepted by the Purchaser, having regard to the requirements of Clause 6.2 (the "Gibraltar Condition");

(d)	receipt of written confirmation from the Alderney Gambling Control Commission ("AGCC") confirming that the Core Services Provider Associate Certificate (as defined in the Alderney & Gambling Regulations 2009) held by Inspired Gaming (UK) Limited shall continue to have effect following Completion without the imposition of any new and unduly onerous conditions, remedies or requirements which are not accepted by the Purchaser, having regard to the requirements of Clause 6.2 (the "AGCC Condition");

(e)	DMWSL 631 Limited delivering a certificate (signed by an authorised signatory) confirming that no Event of Default (as defined in the Group's Existing Financing Arrangements) has occurred under the terms of the Group's Existing Financing Arrangements;

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(f)	the Consideration Shares shall have been approved for listing on the NASDAQ Capital Market, subject to official notice of issuance;

(g)	the Offer shall have been completed in accordance with the Proxy Statement/Information Statement; and

(h)	Purchaser shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer.

6.2.	The Purchaser shall accept all conditions, undertakings, remedies or assurances required or imposed in relation to the Gambling Commission Condition, the Gibraltar Condition and/or the AGCC Condition, provided always that the Purchaser shall be entitled to refuse to accept any new or unduly onerous condition, undertaking, remedy or assurance required or imposed in relation to the Gambling Condition Approval, the Gibraltar Condition and/or the AGCC Condition that would materially reduce the value of the Business taken as a whole and/or those separate parts of the Business which are known as "VLT and ETG" or "Digital", in each case, such separate part taken as a whole.

6.3.	The obligation of the Institutional Vendors to proceed to Completion is conditional upon

(a)	the designees selected by the Institutional Vendors' Representative (provided that such designees have been duly designated at least 10 Business Days prior to the Completion Date) shall have been approved and duly elected or appointed to the board of directors of Purchaser, effective as of the Completion, and Purchaser shall have offered each of such designees the same opportunity as the existing directors of the Purchaser to enter into an agreement for indemnification (in addition to the indemnification provided for in Purchaser's organizational documents), substantially in the agreed form ;

(b)	the Purchaser having available upon Completion cash in an aggregate amount sufficient to pay all liabilities and obligations of (i) the Purchaser due and required to be paid at Completion or by reason of Completion; and (ii) the Group which are due and required to be paid at Completion or by reason of Completion, in each case as identified in writing by the Institutional Vendors' Representative and the Purchaser prior to the date hereof or as otherwise agreed in writing between the Institutional Vendors' Representative and the Purchaser not less than 2 Business Days prior to the Completion Date and provided further that this condition shall not be satisfied if there is a reasonable requirement for any Vendor to provide funds for such purposes (the "Roll-over Condition");

(c)	the Purchaser having drawn down the sum of US$20,000,000 under the Purchaser's Macquarie Agreement; and

(d)	the Purchaser having confirmed in writing that there is no deduction required by law to be made from any of the sums payable (including in relation to the issuance of the Consideration Shares) to the Vendors under this Agreement,

(Clauses 6.1 and 6.3 collectively, the "Conditions Precedent").

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Responsibility for Satisfaction – Purchaser's Obligations

6.4.	The Purchaser hereby undertakes at its own expense to use all reasonable endeavours (and the Vendors acknowledge that these are limited unless it receives the cooperation of the Company in accordance with Clause 6.5) to ensure the satisfaction of the Conditions Precedent as soon as practicable and in any event prior to the Long Stop Date. In particular (but without limitation) the Purchaser hereby undertakes to prepare (and with the co-operation of the Company) submit fully any and all necessary filings or clearance requests as soon as reasonably possible following the date of this Agreement (and in any event within 25 Business Days), to subsequently comply with and satisfy all further requests for filings, submissions or information from the Gambling Authorities and to give (or procure the giving) by any or all members of the Purchaser's Group and any entity that the Purchaser or such member of the Purchaser's Group has the ability to control or materially influence the policies of, all reasonable undertakings, behavioural remedies or assurances required or requested by the Gambling Authorities in order to obtain the clearances referred to in Clause 6.1 (but subject always to the proviso in Clause 6.2), including, without limitation:

(a)	in the preparation of a submission to the Gambling Commission of an application under Sections 102(2)(b) and 103(3) of the Gambling Act 2005 detailing the proposed transaction and the resulting changes of corporate control (within the meaning of those sections) as soon as reasonably practicable after the date of this Agreement (such application to be prepared by the Purchaser but submitted by the Company pursuant to the provisions of Clause 6.9);

(b)	in the preparation of a submission to the AGCC seeking confirmation that the Core Services Provider Associate Certificate (as defined in the Alderney & Gambling Regulations 2009) held by Inspired Gaming (UK) Limited shall continue to have effect following Completion as soon as reasonably practicable after the date of this Agreement (such application to be prepared by the Purchaser but submitted by the Company pursuant to the provisions of Clause 6.9);

(c)	to cooperate and comply with any reasonable request of the Company, and provide the Company with any information or documentation reasonably required, in relation to (i) the Company submitting a proposal to the Gibraltar Licensing Authority under paragraph 4(1) of Schedule 1 of the Gibraltar Gambling Act notifying the Gibraltar Licensing Authority of the proposed transaction and the resulting Material Change, and (ii) any further or subsequent representations the Company believes are necessary to make to the Gibraltar Licensing Authority in connection with the proposal; and

(d)	at its own expense to deliver to the Gibraltar Licensing Authority, to the extent required by the Gibraltar Licensing Authority, a duly completed application for the grant of a licence in such form and manner, and containing such information and documents, as may be prescribed by the Gibraltar Licensing Authority in accordance with paragraph 1 of Schedule 1 of the Gibraltar Gambling Act, including (without limitation) procuring that any or all members of the Purchaser's Group and its and their directors, officers, and employees, and where possible any other individuals reasonably required by the Gibraltar Licensing Authority, deliver any information, undertakings or documentation required in connection therewith.

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6.5.	Subject always to Clause 6.9 below, the Purchaser undertakes to keep the Vendors' Representatives reasonably and promptly informed as to the progress towards satisfaction of the Conditions Precedent and undertakes to:

(a)	as soon as reasonably practicable, notify the Vendors' Representatives and provide to them (or their nominated advisers) copies (or in the case of non-written communications, reasonable details) of any communications from the Gambling Authorities or any other person in relation to the subject matter of the Conditions Precedent which are of significance to the Conditions Precedent; and

(b)	provide the Company and the Vendors' Representatives (or their nominated advisers) with draft copies of all submissions and material communications to the Gambling Authorities, in relation to the subject matter of the Conditions Precedent with sufficient time so as to allow the Company and their representatives a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent (and also to take into account all reasonable comments of the Company in the preparation of such drafts prior to their submission) and as soon as reasonably possible (and in any event within two Business Days of being submitted or sent) to provide the Company and the Vendors' Representatives (or their nominated advisers) with copies of all such submissions and material communications in the form submitted or sent; provided that if any information to be provided includes the Purchaser's commercially sensitive information or any individual's personal data, then the Purchaser need only provide copies which have had such commercially sensitive information and/or personal data redacted.

6.6.	Subject only to the obtaining of the Purchaser Stockholder Approval, the Purchaser warrants to the Vendors that there exists no reason in relation to the Purchaser's Group (including any entity that has the ability to control or materially influence the policies of the Purchaser or the Purchaser's Group and any entity that a member of the Purchaser's Group has the ability to control or materially influence the policies of) and/or any of its or their officers or managers or, to the best of its knowledge, otherwise which would prevent the Purchaser from satisfying the Conditions Precedent before the Long Stop Date.

6.7.	The Purchaser shall bear all filing, licence and registration fees incurred in relation to any filing required to be made in any jurisdiction in connection with the acquisition of the Sale Shares, the Shareholder Loan Notes, and the Minority Shares by the Purchaser, and the Growth Shares by the Management Incentive Parent.

Responsibility for Satisfaction – Joint Obligations

6.8.	Each of the Purchaser and Landgame S.à.r.l. severally undertake that between the date of this Agreement and the Completion Date they will not (and they will procure that (i) any entity that has the ability to control or materially influence the policies of any member of their group will not, and (ii) no member of their group, or any entity that a member of their group has the ability to control or materially influence the policies of will not) do or instruct any act the effect of which is reasonably likely to prejudice the satisfaction of the Conditions Precedent in good time or at all (and without limitation shall not acquire or agree to acquire any business or assets which are competitive with the business of the Group).

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6.9.	The Company and each of the Vendors undertakes to cooperate fully and in good faith with the Purchaser in respect of any information, assistance or otherwise which is within the control of the Company and or the relevant Vendor and which is reasonably required by a Regulatory Authority in order to allow the Purchaser in order to satisfy the Conditions Precedent.

6.10.	The Company and the Purchaser shall, where permitted by the Gambling Authorities, use reasonable efforts to ensure that both the Purchaser and the Company be allowed to attend all meetings with the Gambling Authorities and, where appropriate, to make oral submissions at such meetings. Further, the Company and the Purchaser shall, where permitted by the Gambling Authorities, and where requested by the Institutional Vendors' Representative, allow a person nominated by the Vendors to attend all meetings with the Gambling Authorities and, where appropriate, to make oral submissions at such meetings.

Responsibility for Satisfaction – Company's Obligations

6.11.	The Company shall ensure that each Group Company:

(a)	provides, as soon as is reasonably practicable, on written request, such information about the operations of the Group and submits all documents and other information as is available to them and is reasonably required to enable the Purchaser to fulfil the Conditions Precedent;

(b)	provides such assistance as the Purchaser may reasonably require in order to fulfil the Conditions Precedent; and

(c)	signs and makes all submissions to the Gambling Authorities which are reasonably required by the Purchaser to satisfy the Conditions Precedent, provided that the Purchaser has first provided a draft of these submissions to the Company and the Company has approved them, such approval not to be unreasonably withheld or delayed.

6.12.	Without prejudice to the foregoing and except as otherwise regulated by Clause 6.5 above, the Vendors and the Purchaser shall notify each other of all requests and enquiries from any government, governmental, supranational or trade agency, court or regulatory body relevant to the transaction evidenced by this Agreement and those requests and enquiries shall be dealt with by the Vendors and the Purchaser in consultation with each other and the Vendors and the Purchaser shall co-operate with and provide all necessary information available to them and assistance reasonably required by such government, agency, court or body upon being requested to do so by the other.

Notices of Satisfaction

6.13.	The Purchaser shall give notice to the Vendors' Representatives of the satisfaction of the Conditions Precedent promptly and in any event within one Business Day of becoming aware of the same (the "CP Satisfaction Notice"). Each of the Purchaser and the Vendors shall promptly notify the other of (and furnish to it any information it may reasonably request with respect to) any event or condition or the existence to the Purchaser's or the Vendors' awareness, as applicable, of any fact that would be likely to cause the Conditions Precedent not to be fulfilled.

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6.14.	The Purchaser acknowledges that the applications to the Gambling Authorities do not reflect the statutory approval regimes of the Gambling Authorities (in particular because they are to be made in anticipation of Completion) and that the Gambling Authorities may not be able to issue a statement in the form envisaged by Clause 6.1 or provide any formal confirmation. The Purchaser hereby accepts and acknowledges that in such case a substantially equivalent statement or other written acknowledgement to the effect that the relevant Gambling Authority will not object to the transaction contemplated by this Agreement or consents to it subject to the transaction taking place as described in the submission shall be sufficient to satisfy the relevant Condition Precedent in the absence of a form of statement as provided for in Clause 6.1.

Long Stop Date

6.15.	If the Conditions Precedent are not satisfied or waived on or before the Long Stop Date, either the Purchaser or the Vendors (acting through the Vendors' Representatives) may by notice in writing to the other terminate this Agreement in which case this Agreement shall lapse and no party shall have any claim against any other party under or in relation to it, save that such termination will be without prejudice to (a) any right which the Vendors may have to take action against the Purchaser, or that the Purchaser may have to take action against the Vendors, for a breach of the terms of this Clause 6, (b) any provision of this Agreement which is specifically stated to survive termination; and (c) Clause 25 of this Agreement.

7.	Consideration

7.1.	The consideration for the sale and purchase of the Sale Shares and the Shareholder Loan Notes shall be the aggregate of:

(a)	the Base Consideration; LESS

(b)	the Accruing Negative Consideration; and PLUS

(c)	the Earn-Out Consideration,

(the "Purchase Price").

7.2.	The aggregate of the Base Consideration and the Accruing Negative Consideration (the "Completion Payment") shall be satisfied by (i) the Cash Element and (ii) the Stock Element, in each case as calculated in accordance with Schedule 6.

7.3.	The Earn-Out Consideration will be determined and will be satisfied in favour of the holders of the Shareholder Loan Notes pro rata to their holdings of the Shareholder Loan Notes in accordance with Schedule 5.

7.4.	The Purchase Price shall be attributed as follows:

(a)	£1 for the Sale Shares; and

(b)	the remainder for the Shareholder Loan Notes (the "Loan Note Payment").

7.5.	For the avoidance of doubt, the Earn-Out Consideration shall be applied in its entirety to the satisfaction of the Loan Note Payment.

7.6.	The parties agree, to the extent reasonably possible, to treat the Loan Note Payment as being paid firstly in respect of the principal amounts owing under the Shareholder Loan Notes and any balance shall be treated as being in relation to the remaining accrued interest. For these purposes, the parties shall treat any Shareholder Loan Notes that have been issued and received as payment in kind notes for accrued interest as if they were accrued interest and not principal.

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Transaction Calculation and Allocation

7.7.	Not later than one Business Day before Completion the Company shall provide to the Institutional Vendors' Representative and the Purchaser details of the outstanding amount of PIK interest and cash interest accrued under the Groups' Existing Financing Arrangements in each case as at the expected Completion Date. Following receipt of this information the Institutional Vendors' Representative and the Purchaser shall agree (each acting reasonably and in good faith) the final calculation of the Base Consideration, the Accruing Negative Consideration, the Completion Payment and the Cash Element.

7.8.	Not later than two Business Days before Completion, the Vendors' Representatives shall provide to the Purchaser a transaction allocation setting out the allocation of the Purchase Price and the Loan Note Payment as between the Vendors and as between the different classes of Sale Shares and Shareholder Loan Notes (but always in accordance with the terms of Clause 7.4) (the "Transaction Allocation"). The parties agree to adopt this allocation for all purposes under this Agreement.

7.9.	The Purchaser shall discharge its obligation to pay the consideration by paying or satisfying the Completion Payment in accordance with the provisions of paragraph 4.1 of Schedule 4.

Payments

7.10.	All cash payments under this Clause 7 shall (unless the parties agree otherwise or the recipient notifies with at least five Business Days' prior notice a suitable alternative bank account) be paid by electronic transfer of cleared funds for same day value to the Vendors' Solicitors' Bank Account (which shall constitute a full discharge of the Purchaser's liability to make such a payment and the Purchaser shall not be further concerned with or responsible for the application of such monies).

8.	Pre-Completion Matters

Pre-Completion Undertakings

8.1.	Subject to Clause 8.2 and unless otherwise approved in writing by the Purchaser (such approval not to be withheld or delayed unreasonably):

(a)	the Management Vendors each undertake to exercise all of their rights and powers as shareholders, directors and/or employees of the Group (subject to any fiduciary duty to which they are subject) so as to ensure that between the date of this Agreement and the Completion Date:

(i)	the business of the Group (taken as a whole) shall be conducted in the ordinary course; and

(ii)	each Group Company shall comply with Part B of Schedule 3;

(b)	the Institutional Vendors each undertake to exercise all of their rights and powers as shareholders in the Company and to instruct any directors appointed to the board of a Group Company by any of them, not to approve or vote in favour of any action that would mean that:

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(i)	the business of the Group (taken as a whole) is not conducted in the ordinary course; and

(ii)	any Group Company fails to comply with Part B of Schedule 3;

(c)	the Company undertakes that between the date of this Agreement and the Completion Date it shall procure that:

(i)	the business of the Group (taken as a whole) shall be conducted in the ordinary course; and

(ii)	it and each Group Company shall comply with Parts A and B of Schedule 3.

8.2.	Clauses 8.1(a), 8.1(b), 8.1(c) and Schedule 3 shall not operate so as to restrict or prevent or require:

(a)	any matter undertaken in good faith in an emergency or disaster situation with the intention of minimising any adverse effect thereof where it is not reasonably possible to first obtain the Purchaser's prior consent provided that the Purchaser will be notified and their consent sought for any further steps as soon as reasonably practicable thereafter;

(b)	the completion or performance of any obligations undertaken pursuant to any contract or arrangement entered into by any member of the Group prior to the date of this Agreement which has been made available to the Purchaser in the Data Room;

(c)	any increase in normal payments made to employees of any member of the Group where such increase is (i) required by law or (ii) contractually required or (iii) made in accordance with the normal practice of the relevant employer(s) so long as it does not exceed an aggregate annual cost of £500,000 provided that where an amount falls under both this clause and paragraphs 15 and 16 of Schedule 3, the amount shall count towards both of the relevant baskets and shall reduce the remaining permitted amount available in both clauses;

(d)	any matter the undertaking of which is specifically contemplated in this Agreement or any other Transaction Document or which is in the agreed form including the termination of the Existing Investment Agreement;

(e)	the completion or performance of any obligations undertaken in relation to the Pre-Completion Restructuring (including the incurrence of non-material costs and expenses in relation to documenting the Pre-Completion Restructuring but no other expenditure);

(f)	the incurrence and/or payment of any fee in relation to the transaction envisaged by this Agreement or any of the Transaction Documents, provided that the Purchaser has given its prior written consent (including by e-mail); or

(g)	any matter undertaken at the written request of the Purchaser (although neither the Vendors nor any member of the Group shall be obliged to comply with any such request) except to the extent that they are otherwise required to pursuant to this Agreement.

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8.3.	Any material breach of the undertakings given by the Company in Part A of Schedule 3 to this Agreement shall not give rise to any right of damages other than in instances where the outcome resulting from the breach is directly within the control of the Vendors or the Company.

8.4.	Unless otherwise approved in writing by the Institutional Vendors' Representative (such approval not to be unreasonably withheld or delayed), the Purchaser shall not take any of the following actions:

(a)	make any amendment or modification to any of its organizational documents or take any action in violation or contravention thereof, applicable law or any applicable rules and regulations of the SEC and NASDAQ;

(b)	issue, sell or deliver any of its equity securities or issue or sell any securities convertible into or exercisable or exchangeable for, or options with respect to, or warrants to purchase or rights to subscribe for, any of its equity securities;

(c)	make any redemption or purchase of its equity interests, except pursuant to the Offer;

(d)	effect any recapitalization, reclassification, equity split or similar change in its capitalization;

(e)	make any amendment or modification to the Investment Management Trust Agreement, dated as of 29 October 2014 (the "Trust Agreement"), by and between Purchaser and Continental Stock Transfer & Trust Company;

(f)	make or allow to be made any reduction in the Purchaser Trust Amount, other than as expressly permitted by Purchaser’s organisational documents;

(g)	subject to the Communications Plan, contact (or permit any of its employees, agents, representatives or Affiliates to contact) any customer, supplier, distributor, joint-venture partner, lessor or other material business relation of any Group Company regarding any Group Company, its businesses or the Transaction;

(h)	amend, waive or terminate, in whole or in part, the Sponsor Voting Agreement;

(i)	establish any subsidiary or acquire any interest in any asset or enter into any binding agreement, tender or offer for another business combination; or

(j)	enter into any agreement or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Standstill

8.5.	Neither Landgame S.à.r.l nor any investment fund advised or managed by Vitruvian Partners LLP (but specifically excluding any investors in those funds and any investee entities of those funds) shall, directly or indirectly engage in any transactions involving the securities of the Purchaser prior to the time of the making of a public announcement of the transactions contemplated by this Agreement.

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Proxy Statement/Information Statement

8.6.	As soon as is reasonably practicable after receipt by the Purchaser from the Company and the Vendors of all financial and other information relating to the Company and the Vendors as the Purchaser may reasonably require for its preparation, the Purchaser shall prepare in accordance with Clause 8.7 and file with the SEC under the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and with all other applicable regulatory bodies, materials in the form of a proxy statement/information statement to be used for the purpose of soliciting proxies from holders of Purchaser Stock for the matters to be acted upon at the Special Meeting (as defined below) (the "Proxy Statement/Information Statement") and offering such holders (other than the Sponsors) the opportunity to redeem up to 100% of their shares of Purchaser Stock (the "Offer"). The Proxy Statement/Information Statement shall include proxy materials for the purpose of soliciting proxies from holders of Purchaser Stock to vote, at a meeting of holders of Purchaser Stock to be called and held for such purpose (the "Special Meeting"), in favour of (a) the adoption of this agreement and the approval of the Transaction ("Purchaser Stockholder Approval"), (b) amending and restating the Purchaser's certificate of incorporation, effective upon Completion, to be substantially in the agreed form, providing for, among other things, (i) the change of the name of the Purchaser to "Inspired Entertainment Inc."; (ii) the existence of the Purchaser to be perpetual; and (iii) the removal of Article IX and Section 5.2(b) (the "Charter Amendment"); (c) the election of the members of the board of directors of Purchaser (including the designees of the Vendors); and (d) an adjournment proposal, if necessary, to adjourn the Special Meeting if, based on the tabulated vote count, the Purchaser is not authorised to proceed with the Transaction. The Purchaser shall provide the Company with copies of any written comments, and shall inform them of any material oral comments, that Purchaser or any of its Representatives receive from the SEC or its staff with respect to the Proxy Statement/Information Statement promptly after the receipt of such comments and shall give the Company a reasonable opportunity to review and comment on any proposed written or material oral responses to such comments. The Purchaser shall use commercially reasonable endeavours to "clear" comments from the SEC and its staff with respect to the Proxy Statement/Information Statement and to, to the extent reasonably possible, permit the Company to participate with Purchaser or its Representatives in any material discussions or meetings with the SEC and its staff regarding the Proxy Statement/Information Statement.

Proxy Statement/Information Statement – Obligations of the Purchaser

8.7.	The Purchaser shall be responsible for drafting, filing and making any subsequent amendments to the Proxy Statement/Information Statement.

8.8.	The Purchaser shall cause the Proxy Statement/Information Statement to comply in all material respects with the applicable requirements of the Federal Securities Laws (as defined below). If at any time prior to Completion, any material information relating to the Purchaser, the Group Companies or any of their respective subsidiaries, affiliates, officers or directors, should be discovered by the Purchaser, that should be set forth in an amendment or supplement to the Proxy Statement/Information Statement (or any of the documents included or referred to therein, together with any supplements, amendments and/or exhibits thereto), so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, an appropriate amendment or supplement describing such information shall be promptly filed by the Purchaser with the SEC and, to the extent required by law, disseminated to the stockholders of the Purchaser.

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8.9.	As soon as reasonably practicable following approval by the SEC, and in any event within 3 Business Days, the Purchaser shall distribute the Proxy Statement/Information Statement to the holders of Purchaser Stock and, pursuant thereto, shall call the Special Meeting in accordance with the General Corporation Law of the State of Delaware (the "DGCL") for a date no later than thirty (30) days following the approval of the Proxy Statement/Information Statement by the SEC and, subject to the other provisions of this Agreement, solicit proxies from the holders of Purchaser Stock to vote in favour of the adoption of this Agreement and the approval of the Transaction and the other matters presented to the stockholders of the Purchaser for approval or adoption at the Special Meeting.

8.10.	The Purchaser, acting through its board of directors, shall include in the Proxy Statement/Information Statement the recommendation of its board of directors that the holders of Purchaser Stock vote in favour of the adoption of this Agreement and the approval of the Transaction, and shall otherwise use all reasonable endeavours to obtain the Purchaser Stockholder Approval.

8.11.	The Purchaser shall cause the Proxy Statement/Information Statement, as so amended or supplemented (as applicable), to be filed with the SEC and to be disseminated to its stockholders, in each case, as and to the extent required by applicable Federal Securities Laws.

Proxy Statement/Information Statement – Obligations of the Company

8.12.	The Company shall promptly provide to the Purchaser such information concerning the Company, the Group Companies and their respective officers and directors as is either required by the United States federal securities laws and the rules and regulations of the SEC promulgated thereunder (the "Federal Securities Laws") or otherwise reasonably requested by the Purchaser for inclusion in the Proxy Statement/Information Statement. The Company shall, and shall cause each of the Group Companies to, make their respective directors, officers and employees, upon reasonable advance notice, reasonably available to Purchaser and its Representatives in connection with the drafting by the Purchaser of the public filings with respect to the Transaction (including the Proxy Statement/Information Statement) and to enable the Purchaser to respond in a timely manner to comments from the SEC or its staff.

8.13.	If at any time prior to Completion, any material information relating to the Company, the Group Companies or any of their respective subsidiaries, affiliates, officers or directors, should be discovered by the Company, that should be set forth in an amendment or supplement to the Proxy Statement/Information Statement (or any of the documents included or referred to therein, together with any supplements, amendments and/or exhibits thereto), so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall notify the Purchaser as soon as reasonably practicable upon discovering such and an appropriate amendment or supplement describing such information shall be promptly filed by the Purchaser with the SEC and, to the extent required by law, disseminated to the stockholders of the Purchaser.

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8.14.	The Company shall cause the senior management of its Group to participate in meetings, management presentations, roadshows and other activities as is reasonably required and related to the seeking and obtaining of the Purchaser Stockholder Approval and the approval of the Proxy Statement/Information Statement by the SEC.

Proxy Statement/Information Statement – Obligations of the Vendors

8.15.	The Institutional Vendors' Representative shall promptly provide to the Purchaser such information concerning the Vendors as is reasonably available to it and is either required by the applicable requirements of the Federal Securities Laws or otherwise reasonably requested by the Purchaser for inclusion in the Proxy Statement/Information Statement. The Vendors shall use reasonable endeavours to cause the Company to, and shall cause each of the Group Companies to, make their respective directors, officers and employees, upon reasonable advance notice, reasonably available to Purchaser and its Representatives in connection with the drafting by the Purchaser of the public filings with respect to the Transaction (including the Proxy Statement/Information Statement) to enable the Purchaser to respond in a timely manner to comments from the SEC or its staff.

Stockholder Vote - Recommendation of the Board of the Purchaser

8.16.	The board of directors of Purchaser shall recommend that the Purchaser's stockholders vote in favour of this Agreement and consummating the Transaction, and the Purchaser shall include such recommendation in the Proxy Statement/Information Statement. Prior to the termination of this Agreement, neither the board of directors of the Purchaser nor any committee or agent or representative thereof shall (i) withdraw (or modify in any manner adverse to the Company or the Vendors), or propose to withdraw (or modify in any manner adverse to the Company or the Vendors), the Purchaser's Board's recommendation in favour of this Agreement and the Transaction, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Purchaser Acquisition Transaction (as defined below), (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Purchaser to execute or enter into, any agreement related to a Purchaser Acquisition Transaction, (iv) enter into any agreement, letter of intent, or agreement in principle requiring the Purchaser to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (v) fail to recommend against any Purchaser Acquisition Transaction, (vi) fail to re-affirm the aforementioned Purchaser's board's recommendation at the written request of the Vendors within five (5) Business Days or (vii) resolve or agree to do any of the foregoing.

Listing

8.17.	From the date of this Agreement through to Completion, the Purchaser shall use all reasonable endeavours to remain listed as a public company on, and for shares of Purchaser Stock to be tradable over, the NASDAQ Capital Market. The Purchaser shall use all reasonable endeavours to obtain the listing of the Consideration Shares for trading on the NASDAQ Capital Market prior to Completion.

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Exclusive Dealing

8.18.	During the period from the date hereof through to Completion or the earlier termination of this Agreement, the Purchaser will not, directly or indirectly, initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to, any person (other than the Company and the Company's Representatives) concerning any alternative business combination transaction involving Purchaser, including any purchase or sale of equity or assets of the Purchaser or any other Person or a merger, combination or recapitalisation of the Purchaser or any subsidiary thereof (each such transaction, a "Purchaser Acquisition Transaction"); provided that this Clause 8.18 will not apply to Purchaser in connection with communications to its stockholders related to the transactions contemplated by this Agreement. The Purchaser will, and will cause its subsidiaries and Representatives to, cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than the Company and the Company’s Representatives) conducted heretofore with respect to any Purchaser Acquisition Transaction.

Sponsor Voting Agreement

8.19.	The Purchaser hereby acknowledges and agrees that the Vendors have the right to cause the Purchaser to enforce the Purchaser's rights and perform Purchaser's obligations under the Sponsor Voting Agreement, and Purchaser further acknowledges that money damages would not be an adequate remedy at law if any Stockholder (as defined therein) fails to timely perform in any material respect any of such Stockholder's obligations under the Sponsor Voting Agreement and accordingly, upon the written request of the Institutional Vendors' Representative, the Purchaser shall, in addition to any other remedy at law or in equity, seek an injunction or similar equitable relief restraining such Stockholder from committing or continuing any such breach or threatened breach or to seek to compel specific performance of the obligations of any other party under the Sponsor Voting Agreement, without the posting of any bond, in accordance with the terms and conditions of the Sponsor Voting Agreement in any court of having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of the Sponsor Voting Agreement, the Purchaser shall not raise the defence that there is an adequate remedy at law.

Access Pending Completion

8.20.	In order to facilitate an orderly transition of ownership, pending Completion the Vendors shall instruct the Group to allow the Purchaser and its representatives reasonable access during normal working hours to the premises, senior management, and books and records of the Group (and the Purchaser hereby agrees to be bound by and treat such information and access as being Confidential Information in terms of the Confidentiality Agreement as if it were a party thereto) and provided that the relevant Group Company may refuse such access if it would be contrary to any applicable laws or regulations or legal privilege or would cause undue disruption to the relevant business or its management.

8.21.	In order to facilitate the refinancing and/or extension of the Group's Existing Financing Arrangements pending completion the Vendors shall instruct the Group to provide reasonable assistance to the Purchaser in relation to such refinancing and/or extension so long as in doing so (a) no liability or obligation shall be placed on a Group Company, (b) the Vendor and each Group Company shall not have an obligation to accept, pay or incur any liability (contingent or otherwise) in complying with this Clause 8.21, in each case other than as set out in the A&R Agreement.

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8.22.	In connection with the Proxy Statement/Information Statement, the Vendors shall and shall use reasonable endeavours to ensure the Company shall furnish to Purchaser in writing the information relating to it which is strictly required by the applicable United States Federal Securities Laws and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement/Information Statement, including, without limitation, all required audited and unaudited consolidated financial statements of the Company and any Group Company.

8.23.	The Vendors will, as soon as reasonably practicable upon becoming aware, notify the Purchaser of any incorrect information provided by it or them for use in the Proxy Statement/Information Statement, if and to the extent that it shall have become false or misleading in any material respect prior to the Special Meeting.

8.24.	The Company will, as soon as reasonably practicable upon becoming aware, notify the Purchaser of any incorrect information provided by it or them for use in the Proxy Statement/Information Statement, if and to the extent that it shall have become false or misleading in any material respect prior to the Special Meeting.

9.	Completion

9.1.	The sale and purchase of the Sale Shares and the Shareholder Loan Notes shall be completed at the offices of the Vendors' Solicitors on the Completion Date (or at such other place or time as may be agreed in writing between the Purchaser and the Vendors' Representatives), when the parties shall each comply with their respective obligations set out in Schedule 4.

9.2.	None of the Vendors nor the Purchaser shall be obliged to complete the sale or purchase of any of the Sale Shares or the Shareholder Loan Notes unless all of the Sale Shares and Shareholder Loan Notes held by the Vendors (as such exist following the Pre-Completion Restructuring) are sold and purchased simultaneously.

9.3.	The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares or the Shareholder Loan Notes where:

(a)	a breach of the Warranties given by the Vendors in Clause 12 of this Agreement as at the date of this Agreement has occurred;

(b)	a breach of the Warranties given by the Vendors in Clause 12 of this Agreement immediately prior to Completion has occurred; or

(c)	a breach of the warranties given by certain managers under the Warranty Deed (as such warranties are qualified by any disclosures provided pursuant to Clause 8 of the Warranty Deed) has occurred where such breach (or such breaches in the aggregate) would constitute a Material Adverse Effect.

9.4.	Subject to the provisions of Clauses 9.5 to 9.9, the Purchaser shall not be obliged to complete the purchase of any of the Sale Shares or the Shareholder Loan Notes where a Material Adverse Effect has occurred between the date of this Agreement and Completion.

9.5.	If the Purchaser becomes aware of a fact, event or circumstances which it believes entitles it to terminate this Agreement in accordance with Clauses 9.3 or 9.4 (including following any notification made under Clause 9.6) it shall as soon as reasonably possible (and in any event within one Business Day) give written notice of this to the Institutional Vendors' Representative (the "Possible Termination Event Notice").

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9.6.	If any of the Management Vendors or the Company become aware of a fact, event or circumstance which relates to the Group and which it believes would entitle the Purchaser to terminate in accordance with Clauses 9.3 or 9.4 , such person shall as soon as reasonably possible (and in any event within one Business Day) give written notice of this to each of the Purchaser and the Institutional Vendors' Representative.

9.7.	If the Purchaser serves a Possible Termination Event Notice in accordance with Clause 9.5, the Purchaser and the Institutional Vendors' Representative shall meet as soon as reasonably possible (and in any event within two Business Days) to discuss and negotiate in good faith as to whether the fact, event or circumstance(s) notified by the Purchaser in fact entitles the Purchaser to terminate this Agreement .

9.8.	If following that meeting the Purchaser, acting reasonably and in good faith, still considers that the relevant fact, event or circumstances entitles the Purchaser to terminate this Agreement then it shall be entitled to serve a notice of termination on the Institutional Vendors' Representative following which this Agreement shall be terminated and the Purchaser shall not be obliged to proceed to Completion.

9.9.	If the Purchaser serves a Possible Termination Event Notice and the process of discussion and negotiation set out in Clause 9.7 above has not been resolved on or before the date falling five (5) Business Days before the date on which Completion would otherwise be due to occur under this Agreement, then the date on which Completion shall occur shall be the date falling five (5) Business Days after the date when the process referred to in Clauses 9.7 and 9.8 has been completed.

10.	Leakage

10.1.	Each Vendor severally and for its or his own account only undertakes to the Purchaser that, from the Locked Box Date up to and including the date of Completion, no Leakage has occurred or will occur and which any such Vendor or its Connected Persons has received or benefitted from. The Purchaser's only remedy in respect of any breach or alleged breach of this undertaking is as set out in Clause 10.3.

10.2.	If the Purchaser considers that any Leakage has occurred in breach of the undertaking in Clause 10.1, it may at any time and from time to time, prior to the date 12 months from the Completion Date, give notice of that fact to the relevant Vendor(s) setting out in reasonable detail the nature, timing and amount of such Leakage.

10.3.	If, in relation to any Vendor or its Connected Persons, any Leakage as it set out in Clause 10.1 has occurred, the relevant Vendor(s) severally will pay to the Purchaser the amount of any such Leakage to the extent received or benefited from by each such Vendor or any of their Connected Persons.

10.4.	If any Vendor(s) are required to make a payment in relation to Leakage in accordance with Clause 10.3 then they shall also pay an additional amount equal to the amount of Tax (if any) incurred by the Group to the extent directly attributable to such of the relevant Leakage received or benefitted from by such Vendor or its Connected Persons.

10.5.	For the purposes of this Clause 10, where a Vendor has received or benefited from any Leakage the amount payable by such Vendor shall be the amount that they can be shown to have individually received or benefited from such Leakage or, in circumstances where all (or any smaller group) of the Vendors or their respective Connected Persons have benefited from but not actually received any such Leakage, each individual Vendor's portion of the Leakage shall be calculated as the proportion of such Leakage that its holding of Shareholder Loan Notes bears to the total number of Shareholder Loan Notes (or in the case of a smaller group of Vendors, to the total number of Shareholder Loan Notes held by such group of Vendors).

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11.	Trust Fund Matters

11.1.	Notwithstanding anything else in this agreement, the Company and the Vendors acknowledge that each has read the sections captioned "The Offering – Proceeds to be held in trust account" (page 17) and "Release of funds in trust account on closing of our initial business combination" (pages 24-25)of the Purchaser's final prospectus dated October 24, 2014 (the "Prospectus") and understands that the Purchaser has established a trust account administered by Continental Stock Transfer & Trust Company (the "Trust Fund") for the benefit of the Purchaser's public stockholders and that the Purchaser may disburse monies from the Trust Fund only (a) to the Purchaser's public stockholders in the event they elect to convert their Purchaser Stock into cash in accordance with the Purchaser's certificate of incorporation and/or the liquidation of the Purchaser, (b) to the Purchaser after, or concurrently with, the consummation of a business combination, and (c) to the Purchaser in limited amounts for its working capital requirements and tax obligations.

11.2.	The Company and the Vendors further acknowledge that, if the transactions contemplated by this Agreement, or, upon termination of this agreement, another business combination, are not consummated by the date required by the Purchaser's certificate of incorporation, the Purchaser will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Company, for itself and its subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and Affiliates, and each Vendor, for itself, hereby waive all rights, title, interest or claim of any kind against the Purchaser to collect from the Trust Fund any monies that may be owed to them by the Purchaser for any reason whatsoever, including but not limited to a breach of this Agreement by the Purchaser or any negotiations, agreements or understandings with the Purchaser (whether in the past, present or future), and will not, seek recourse against the Trust Fund at any time for any reason whatsoever. This Clause 11.2 shall not limit or prohibit (i) the Company's or any Vendor's right to pursue a claim against the Purchaser for legal relief against monies or other assets held outside the Trust Fund or (ii) any claims that the Company or the Vendors may have in the future against Purchaser's assets or funds that are not held in the Trust Fund (including any funds that have been released from the Trust Fund to the Purchaser and any assets that have been purchased or acquired with any such funds). This Clause 11.2 shall not limit the Company's or any Vendor's right to seek specific performance against Purchaser pursuant to Clause 16.4, including the right to seek specific performance against Purchaser to require Purchaser to take such actions contemplated by this Agreement subject to the satisfaction of Purchaser's conditions precedent to the Completion, and to comply with the terms of the Trust Agreement, including distribution of funds from the Trust Fund upon the Completion in accordance with the terms of this Agreement. This Clause 11.2 will survive the termination of this Agreement for any reason.

11.3.	The Purchaser shall cause the Trust Fund to be disbursed to the Purchaser and as otherwise contemplated by this Agreement immediately upon Completion. All liabilities and obligations of the Purchaser due and owing or incurred at or prior to Completion shall be paid as and when due, including all amounts payable (i) to stockholders of the Purchaser who elect to have their shares converted to cash in accordance with the provisions of the Purchaser's certificate of incorporation, (ii) all amounts payable in connection with any of the arrangements or transactions involving the repurchase or redemption of Purchaser Stock for the purpose of enhancing the likelihood of and securing approval of the transactions contemplated by this Agreement by the holders of Purchaser Stock, (iii) for income tax or other tax obligations of the Purchaser prior to Completion, (iv) as repayment of loans and reimbursement of expenses to directors, officers and founding stockholders of the Purchaser, and (v) to third parties (e.g. professionals, printers, etc.) who have rendered services to the Purchaser in connection with its operations and efforts to effect a business combination, including the transaction contemplated by this Agreement.

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12.	Warranties

Vendors' Warranties

12.1.	Each of the Vendors warrants to the Purchaser that as at the date of this Agreement and in the case of the Management Vendors only, also as at the Completion Date:

(a)	it is the sole legal and beneficial owner (or is otherwise entitled to transfer the legal and beneficial ownership of) and is entitled to sell and transfer the full legal and beneficial ownership of those Sale Shares set out directly opposite its name in column (3) of the table in Part A of Schedule 1 or column (3) of the table in Part B of Schedule 1 to the Purchaser free from Encumbrances and otherwise on the terms set out in this Agreement; and

(b)	it is the sole legal and beneficial owner (or is otherwise entitled to transfer the legal and beneficial ownership of) and is entitled to sell and transfer the full legal and beneficial ownership of those Shareholder Loan Notes set out directly opposite its name in column (4) of the table in Part A of Schedule 1 or column (4) of the table in Part B of Schedule 1 to the Purchaser free from Encumbrances and otherwise on the terms set out in this Agreement.

12.2.	Each of the Institutional Vendors warrants to the Purchaser that as at the Completion Date:

(a)	it is the sole legal and beneficial owner (or is otherwise entitled to transfer the legal and beneficial ownership of) and is entitled to sell and transfer the full legal and beneficial ownership of those (i) Sale Shares set out directly opposite its name in column (3) of the table in Part A of Schedule 1 or column (3) of the table in Part B of Schedule 1, and (ii) Exchange Shares as notified to the Purchaser pursuant to the terms of Schedule 7, to the Purchaser free from Encumbrances and otherwise on the terms set out in this Agreement; and

(b)	it is the sole legal and beneficial owner (or is otherwise entitled to transfer the legal and beneficial ownership of) and is entitled to sell and transfer the full legal and beneficial ownership of those 633 Loan Notes as set out in the notice provided to the Purchaser in accordance with Schedule 7 of this Agreement, to the Purchaser free from Encumbrances and otherwise on the terms set out in this Agreement.

12.3.	Each of the Vendors further warrants to the Purchaser that as at the date of this Agreement;

(a)	it has the requisite power and authority to enter into and perform this Agreement;

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(b)	this Agreement and each of the documents which are to be entered into by it pursuant to or otherwise in connection with this Agreement will constitute binding obligations on it in accordance with their respective terms;

(c)	to the extent it is a body corporate, it is not insolvent or unable to pay its debts as they fall due within the meaning of any relevant insolvency legislation and it has not stopped paying its debts as they fall due;

(d)	to the extent that he or she is an individual, he is not bankrupt and no order or petition has been presented for his bankruptcy and no trustee in bankruptcy has been appointed in respect of him or his assets and he has not received any notification from any third party that it intends to initiate such a presentation or appointment; and

(e)	entry into and, subject to the satisfaction of the Conditions Precedent, compliance with the terms of this Agreement and each of the documents which are to be entered into by it pursuant to or otherwise in connection with this Agreement do not constitute a default or a breach under any provision of any law, order, judgment, decree, regulation, or agreement by which the relevant Vendors(s) are bound that could be reasonably be expected to prevent the relevant Vendor(s) from proceeding to Completion.

12.4.	For the avoidance of doubt, the warranties in Clauses 12.1, 12.2 and 12.3 are given by each Vendor severally and only in relation to its/his (as the case may be) own authority, power, title and capacity. The maximum aggregate liability of each Vendor under or in respect of any and all breaches by it/him of the warranties in Clauses 12.1, 12.2 and 12.3 and/or any other claim under or in relation to this Agreement and the transaction evidenced by it shall not exceed the amount of the Purchase Price actually received by it/him.

Purchaser's Warranties

12.5.	The Purchaser warrants to each Vendor that as at the date of this Agreement:

(a)	subject only to obtaining the Purchaser Stockholder Approval, it has the requisite power and authority to enter into and to perform this Agreement;

(b)	this Agreement and each of the documents which are to be entered into by the Purchaser pursuant to or otherwise in connection with this Agreement will constitute binding obligations of the Purchaser in accordance with their respective terms;

(c)	subject only to the release of funds from the Purchaser's Trust Fund, it is not insolvent or unable to pay its debts as they fall due within the meaning of any relevant insolvency legislation and it has not stopped paying its debts as they fall due; and

(d)	entry into and, subject to the satisfaction of the Conditions Precedent, compliance with the terms of this Agreement and each of the agreements which are to be entered into by it do not constitute a default or a breach under any provision of any law, order, judgment, decree, regulation or agreement by which the Purchaser is bound that could be reasonably be expected to prevent the Purchaser from proceeding to Completion.

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12.6.	The Purchaser further warrants to each Vendor that, as at the date of this Agreement and as at the Completion Date;

(a)	subject only to each of the Purchaser Stockholder Approval being obtained and the Roll-over Condition being satisfied, the Purchaser has financial resources required, including committed, unconditional funds pursuant to the Purchaser's Macquarie Agreement, in an aggregate amount sufficient to pay all liabilities and obligations of (i) the Purchaser due and required to be paid at Completion or by reason of Completion; and (ii) the Group which are due and payable at Completion or by reason at Completion, as identified in writing by the Institutional Vendors' Representative and the Purchaser prior to the date hereof or as otherwise agreed in writing between the Institutional Vendors' Representative and the Purchaser not less than 2 Business Days prior to the Completion Date (including without limitation amounts required by the Company in relation to payments to the Participating Executives of their Entitlements under the Management Bonus Scheme on the Completion Date as so identified), and so far as the Purchaser is aware it will be able to (i) satisfy all conditions of drawdown to such committed facilities at or prior to Completion, and (ii) satisfy the obligations of the Group described above (acknowledging that in no event shall any Vendor be required to provide funds for that purpose);

(b)	other than as specifically disclosed to (and accepted in writing by) the Vendors (it being acknowledged that in respect of the management incentive package to be provided generally to management, only summary details of such package need be disclosed), or as may otherwise be specifically contemplated or provided for in any of the Transaction Documents, there are no contracts, agreements, arrangements or other understandings, (whether reduced to writing or not) between the Purchaser or any of its Connected Persons and any of the employees of the Group (or any of their Connected Persons):

(a)	involving any payment of money or other benefits or the giving of any indemnity or other assurances, in connection with the transactions contemplated by this Agreement;

(b)	otherwise concerning the transactions contemplated by this Agreement; or

(c)	which is conditional upon the transactions contemplated by this Agreement;

(c)	no default or draw stop event under the Purchaser's Macquarie Agreement has occurred and there is no condition precedent not able to be satisfied nor is the Purchaser aware of any event or circumstance which could reasonably be expected to constitute such a default or draw stop event or result in any condition precedent not being satisfied which would enable the funder to refuse to provide funds under the Purchaser's Macquarie Agreement on the Completion Date;

(d)	the Purchaser is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company;

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(e)	the Purchaser has timely filed all forms, reports and documents required to be filed by it with the SEC since October 14, 2014, together with any amendments, restatements or supplements thereto. The Purchaser has provided to the Company, in the form filed with the SEC, except to the extent available in full without redaction on the SEC’s EDGAR website, (i) its Annual Reports on Form 10-K for the periods ended December 31, 2014, and December 31, 2015 (ii) its Quarterly Reports on Form 10-Q for the periods ended September 30, 2014, March 31, 2015, June 30, 2015, September 30, 2015 and March 31, 2016, and (iii) the Prospectus, all registration statements and other forms, reports and documents (other than Annual Reports on Form 10-K and the Quarterly Reports on Form 10-Q not referred to in clauses (i) and (ii) above) filed by the Purchaser with the SEC since October 14, 2014 (the forms, reports and other documents referred to in clauses (i) through (iii) above (including those available on the SEC’s EDGAR website) being, collectively, the "Purchaser SEC Reports"). The Purchaser SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Reports did not at the time they were filed with the SEC (except to the extent that information contained in any Purchaser SEC Report has been superseded by a later timely filed Purchaser SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(f)	each of the financial statements (including, in each case, any notes thereto) contained in the Purchaser SEC Reports was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of the Purchaser as at the respective dates thereof and for the respective periods indicated therein;

(g)	except as and to the extent set forth on the balance sheet of the Purchaser at March 31, 2016 (the "Purchaser Balance Sheet"), the Purchaser has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for (i) liabilities and obligations incurred since the date of the Purchaser Balance Sheet in the ordinary course of business which are not, individually or in the aggregate, material to the Purchaser; (ii) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement; and (iii) liabilities and obligations which are not, individually or in the aggregate, material to the Purchaser;

(h)	the Purchaser has heretofore furnished to the Company complete and correct copies of all amendments and modifications that have not been filed by the Purchaser with the SEC to all material agreements, documents and other instruments that previously had been filed by the Purchaser with the SEC and are currently in effect;

(i)	all comment letters received by the Purchaser from the SEC or the staff thereof since its inception and all responses to such comment letters filed by or on behalf of the Purchaser are publicly available on the SEC's EDGAR website;

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(j)	to the Purchaser's Knowledge, since October 14, 2014, each director and executive officer of the Purchaser has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder;

(k)	since October 14, 2014, the Purchaser has timely filed and made available to the Company all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Purchaser SEC Report (the "Purchaser Certifications"). Each of the Purchaser Certifications is true and correct. The Purchaser maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Purchaser is made known on a timely basis to the individuals responsible for the preparation of the Purchaser's SEC filings and other public disclosure documents. As used in this Clause 12.5(k) the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC;

(l)	the Purchaser maintains and will continue to maintain a standard system of accounting established and administered in accordance with U.S. GAAP. The Purchaser has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. The Purchaser maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorisations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(m)	all non-audit services were approved by the audit committee of the Board of Directors and committees of the Purchaser. The Purchaser has no off-balance sheet arrangements;

(n)	neither the Purchaser nor, to the Knowledge of Purchaser, any manager, director, officer, employee, auditor, accountant or representative of the Purchaser has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Purchaser or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Purchaser has engaged in questionable accounting or auditing practices. No attorney representing the Purchaser, whether or not employed by the Purchaser, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Purchaser or any of its officers, directors, employees or agents to the Board of Directors of the Purchaser (or any committee thereof) or to any director or officer of the Purchaser. Since the Purchaser's inception, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Board of Directors of the Purchaser or any committee thereof;

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(o)	none of the information supplied or to be supplied by the Purchaser or any of its Affiliates expressly for inclusion in the Purchaser SEC Reports, mailings to the Purchaser's stockholders with respect to the Offer and/or the Transaction, any supplements thereto and/or in any other document filed with any Governmental Entity in connection herewith (including the Proxy Statement/Information Statement), will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Purchaser or that is included in the applicable filings). No representation or warranty is made by the Purchaser with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by, the Company, the Vendors or any of their respective affiliates;

(p)	as of 30 June 2016, the Trust Fund has a rounded-off balance of US$80,031,318.87 (the "Purchaser Trust Amount"), such monies invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Purchaser SEC Reports to be inaccurate in any material respect and/or that would entitle any person (other than the underwriters of the Purchaser's initial public offering for deferred underwriting commissions as described in the Purchaser SEC Reports and stockholders of the Purchaser holding shares of Purchaser Stock sold in the Purchaser's initial public offering who shall have elected to redeem their shares of Purchaser Stock pursuant to the Purchaser's certificate of incorporation, as amended) to any portion of the proceeds in the Trust Fund. Prior to the Completion, none of the funds held in the Purchaser's Trust may be released except (a) to pay income and franchise taxes or for working capital purposes from any interest income earned in the Trust Fund and (b) to redeem shares of Purchaser Stock in accordance with the provisions of the Purchaser's certificate of incorporation, as amended, as described in the Purchaser SEC Reports; and

(q)	Purchaser Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NASDAQ Capital Market as of the date hereof. There is no proceeding pending or, to the Knowledge of the Purchaser, threatened in writing against the Purchaser by the SEC with respect to any intention by the SEC to deregister the Purchaser Stock. There is no proceeding pending or, to the Knowledge of the Purchaser, threatened in writing against the Purchaser by NASDAQ with respect to any intention by NASDAQ to prohibit or terminate the listing of Purchaser Stock on the NASDAQ Capital Market. The Purchaser has not taken any action that is designed to terminate the registration of Purchaser Stock under the Exchange Act.

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13.	Undertakings

Purchaser's Undertakings

13.1.	The Purchaser undertakes to the Company and each Vendor:

(a)	that it will take all steps necessary to preserve and enforce its rights and remedies (or the rights and remedies of any other member of the Purchaser's Group) in relation to the Trust Fund in order to make payment on the Completion Date of each of the amounts payable by it to the Vendors pursuant to Clause 7 and Schedule 4;

(b)	to satisfy or procure the satisfaction of all documentary conditions required to be satisfied under the Purchaser's Macquarie Agreement; and

(c)	promptly to notify the Vendors' Representatives upon becoming aware of the occurrence of any default or draw stop event under the Purchaser's Macquarie Agreement or of any event which prevents any of the conditions precedent under the Purchaser's Macquarie Agreement being satisfied of which it becomes aware between the date of this Agreement and Completion which may prevent it from complying with its obligations to make payment at Completion under Clause 7 and Schedule 4 , setting out the details of such default or event and any action taken or proposed to be taken to remedy it and the Purchaser undertakes to use all reasonable endeavours to remedy any such default or event prior to Completion.

Purchaser's and Company's Undertakings

13.2.	The Company and the Purchaser shall each use all reasonable endeavours to ensure that the conditions precedent to the Effective Date occurring (as defined in the A&R Agreement) are satisfied on or prior to Completion of this Agreement.

14.	Announcements/Confidentiality

14.1.	No public announcements or press or media releases regarding the existence or contents of this Agreement (other than may be required by law, or by the rules or regulations of, or any undertakings given to, any recognised investment exchange (as such term is defined in the Financial Services and Markets Act 2000)) shall be made by any of the parties unless and until the form and content of such announcement or release (including any mention of the Purchase Price or the Loan Note Payment) have been submitted to and agreed by the Vendors' Representatives and the Purchaser (which consent shall not be unreasonably withheld or delayed). The parties agree that it shall be reasonable to withhold consent to any announcement or release which contains any details of the Purchase Price or the Loan Note Payment.

14.2.	Where any announcement or disclosure is made in reliance on the exception in Clause 14.1 the party making the announcement or disclosure shall, where possible, consult with the other party as to the form, content and timing of the announcement or disclosure.

14.3.	Subject to Clause 14.4, the Purchaser shall (and shall procure that each member of the Purchaser's Group shall) and each Vendor shall treat as strictly confidential and not use or disclose any information which relates to:

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(a)	the provisions of this Agreement, including the amount, allocation or calculation of the Purchase Price and the Loan Note Payment (or any other agreement to be delivered at Completion);

(b)	the negotiations relating to this Agreement (and such other agreements); or

(c)	any other party to this Agreement and the business carried on by each of them.

14.4.	The provisions of Clause 14.3 shall not prohibit disclosure or use if and to the extent:

(a)	the disclosure contains no information or commentary other than in respect of details contained in an announcement agreed under Clause 14.1;

(b)	it is required by law or regulation or for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement;

(c)	it is required by the applicable rules of any stock exchange on which the securities of the parties to this Agreement (or one of their Associated Companies) are listed or quoted (or on which it is proposed that such securities be listed or quoted during the process of applying to become so listed or quoted) or any other competent regulatory authority;

(d)	it becomes publicly available (other than as a result of disclosure by the relevant party to this Agreement or the Confidentiality Agreement, or any other person, in breach of such agreements);

(e)	that the other parties have given prior written approval to the disclosure; or

(f)	the information is subsequently obtained free of any restrictions on use or obligations of confidentiality from a third party which is itself free of any restrictions on use or obligations of confidentiality with respect to that information, provided that except where prohibited by any applicable law or regulation prior to disclosure of any information pursuant to Clause 14.4(a) or 14.4.(b), the party concerned shall, where possible, promptly notify the other party of such requirement with a view to providing the other party with the opportunity to contest such disclosure or otherwise to agree the timing of, conditions to and content of such disclosure.

14.5.	Regardless of any information that becomes publicly available or is obtained in accordance with Clause 13 above, neither the Vendors nor the Purchaser shall (and the Purchaser shall procure that each member of the Purchaser's Group shall not) discuss the amount, allocation or calculation of the Purchase Price with any party without the prior written approval of the Vendors' Representatives.

14.6.	Notwithstanding any other provisions of this Clause 14, following the initial announcement by the Purchaser of the execution of this Agreement (which shall take place no more than 4 Business Days after the date of this Agreement) an Institutional Vendor shall be permitted to disclose on a confidential basis to any investor or prospective investor in funds managed by it or one of its affiliated entities such details regarding the existence and contents of this Agreement as are required under the fund documentation relating to any such fund.

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14.7.	Notwithstanding any other provisions of this Clause 14, the Management Vendors shall be permitted to disclose on a confidential basis to their professional advisers and any taxation authority such details regarding the existence and content of this Agreement as are reasonably necessary from time to time.

15.	Termination of Existing Investment Agreement

15.1.	Each Vendor and the Company hereby acknowledges that the Existing Investment Agreement will be terminated in accordance with its terms upon Completion. Subject to and conditional upon Completion occurring each Vendor confirms that it shall have no claims, demands, damages or costs of whatsoever nature against any Group Company or any other Vendor pursuant to the Existing Investment Agreement and to the extent that any such claim exists, each Vendor waives such claim.

16.	Remedies and Waivers

16.1.	No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided under this Agreement or any other documents referred to in it shall:

(a)	impair such right, power or remedy; or

(b)	operate as a waiver thereof.

16.2.	The single or partial exercise of any right, power or remedy provided under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

16.3.	No party shall be entitled to terminate or rescind this Agreement (whether as a result of a repudiatory breach or otherwise) other than pursuant to the right of termination contained in Clause 6.15. The Purchaser acknowledges that its only remedy in respect of the transaction evidenced by this Agreement shall be a claim in contract under the terms of the Transaction Documents (including, for the avoidance of doubt, any claim for specific performance as contemplated by Clause 16.4) and not any other claim (including any claim in equity or tort or under the Misrepresentation Act 1967 or otherwise).

16.4.	Each of the parties acknowledges and agrees that any party to this Agreement shall be entitled to seek the remedy of specific performance if any other party fails to comply with is respective obligations under this Agreement. This is without prejudice to any other remedies that the parties or any of them may seek in respect of any breach of this Agreement.

17.	Assignment

17.1.	Subject to Clauses 17.2 and 17.3, the rights of the Purchaser under this Agreement shall not be assignable without the prior written consent of the Vendors' Representatives. The rights of the Vendors under this Agreement shall not be assignable without the prior written consent of the Purchaser.

17.2.	Subject to Clause 17.3, the Purchaser may assign its rights under this Agreement (by way of security only) to its principal provider of bank finance in relation to the transaction evidenced by this Agreement but so that, notwithstanding any such assignment in security, the Vendors may unless they receive written notice of enforcement of the relevant security interest, deal with the Purchaser in connection with all matters arising under this Agreement.

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17.3.	In the case of any assignment of rights under this Clause 17, in each such case:

(a)	the assignor shall remain liable for its obligations under this Agreement;

(b)	the assignee's rights under this Agreement following such assignment shall be no greater than the assignor's rights would have been had any such assignment not occurred; and

(c)	the liability of the parties under this Agreement shall be no greater than such liabilities would have been had any such assignment not occurred.

18.	Vendors' Representatives

18.1.	Each of the Institutional Vendors hereby irrevocably appoints the Institutional Vendors' Representative as their sole representative to act on their behalf for all purposes under this Agreement including for the purposes of:

(a)	delivering instructions to the Purchaser in connection with the payment of any Purchase Price payable and the corresponding issue of Consideration Shares to the relevant Institutional Vendor hereunder;

(b)	agreeing with the Purchaser the allocation of the Purchase Price as between the Cash Element and Consideration Shares in accordance with Schedule 6;

(c)	accepting notices on behalf of the Institutional Vendors in accordance with Clause 26;

(d)	taking any and all actions that may be necessary or desirable, as determined by the Institutional Vendors' Representative in its sole discretion, in connection with the payment of the costs and expenses incurred with respect to the transactions contemplated by this Agreement; and

(e)	granting any consent or approval on behalf of the Vendors or any of them under this Agreement including any variation or waiver which is not material in the context of this Agreement,

together 18.1(a)to 18.1(e) above being the "Authorisations".

18.2.	Each of the Management Vendors hereby irrevocably appoints the Management Vendors' Representative as their sole representative to act on their behalf for all purposes under the Agreement including for the purposes of the Authorisations described in Clause 18.1 but with changes made so that any references to each "Institutional Vendor" are references to each "Management Vendor" and references to the "Institutional Vendors' Representative" are references to the "Management Vendors' Representative".

18.3.	Each of the Institutional Vendors hereby irrevocably (by way of security for the performance of their obligations under this Agreement) appoints the Institutional Vendors' Representative as its attorney with full authority on its behalf and in the Institutional Vendor's name or otherwise to do all acts and to execute and deliver such documents or deeds as are required by law or as may, in the reasonable opinion of the Institutional Vendors' Representative, be required to give effect to the matters described in Clause 18.1. Each Institutional Vendor hereby indemnifies the Institutional Vendors' Representative against all losses, liabilities, costs, claims, actions, demands or expenses which he may incur or which may be made against him as a result of, or in connection with, anything lawfully done by virtue of the power of attorney conferred by this Clause 18.3.

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18.4.	Each Management Vendor hereby irrevocably (by way of security for the performance of their obligations under this Agreement) appoints the Management Vendors' Representative as their attorney with full authority on their behalf and in the Management Vendor's name or otherwise to do all acts and to execute and deliver such documents or deeds as are required by law or as may, in the reasonable opinion of the Management Vendors' Representative, be required to give effect to the matters described in Clause 18.2. Each Management Vendor hereby indemnifies the Management Vendors' Representative against all losses, liabilities, costs, claims, actions, demands or expenses which he may incur or which may be made against him as a result of, or in connection with, anything lawfully done by virtue of the power of attorney conferred by this Clause 18.4.

18.5.	Subject to Clause 18.6, the Purchaser and each Vendor acknowledges that in exercising the powers and authorities conferred by this Clause 18 upon the relevant Vendors' Representative, the relevant Vendors' Representative shall not, save for as expressly provided herein, be acting, or be construed as acting, as the agent or trustee on behalf of the Vendor who appointed him, and each Vendor and the Purchaser agrees that the relevant Vendors' Representative shall have no liability whatsoever to the Purchaser or the Vendor who appointed him in relation to the exercise of those powers and authorities, save to the Vendor who has appointed him in the case of fraud or bad faith.

18.6.	Notwithstanding Clause 18.5, the Purchaser shall be entitled to rely on the exercise of the powers and authorities conferred on the relevant Vendors' Representative as if the relevant Vendor is exercising such powers and authorities.

18.7.	The provisions of this Clause 18 are intended to be for the express benefit of, and will be enforceable by, each Vendors' Representative as a third party beneficiary in accordance with Clause 23.

19.	Further Assurance

19.1.	For a period of nine months following Completion, each of the parties shall from time to time, on being reasonably required to do so by another party now or at any time in the future, do or procure that there is done (at the expense of the party making the request) all such acts and/or execute or procure the execution of all such documents as may reasonably be within its power as necessary for giving full effect to this Agreement.

19.2.	The Purchaser and the Vendors each acknowledge that the Vendors and/or the Purchaser may need access from time to time after Completion to certain accounting, Tax, insurance and other records and information (including any CRC Information) held by the members of the Group or each Vendor's Group (as applicable) to the extent such records and information pertain to events occurring prior to Completion for the purpose of:

(a)	filing its tax returns or dealing with the relevant Tax Authority in respect of such returns; or

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(b)	complying with applicable laws or regulations (including the CRC Order); or

(c)	preparing consolidated financial information in respect of the Group as required for SEC purposes for fiscal years 2013, 2014, 2015 and 2016 (or any subsequent periods),

and, accordingly, the Purchaser and the Vendors each agree that it shall, to the extent reasonably practicable, upon being given reasonable notice by the Vendors or the Purchaser (as applicable) and subject to the Vendors or the Purchaser (as applicable) giving such undertaking as to confidentiality as the Purchaser or the Vendors (as applicable) shall reasonably require (provided that such undertaking will not restrict the provision of information as may be necessary to HMRC, any other Tax Authority, any securities exchange or otherwise as required by applicable law), and shall cause the Group or each Vendor's Group (as applicable) to properly retain and maintain such records (including CRC Information) until the earlier of the date that is three years after Completion or such time as the Vendors or the Purchaser (as applicable) agree in writing that such retention and maintenance is no longer necessary.

20.	Entire Agreement

20.1.	This Agreement, the Warranty Deed and the other documents to be delivered at Completion in accordance with Schedule 4 (the "Transaction Documents") contain the entire agreement between the parties with respect to the transactions contemplated in this Agreement and shall (save where there has been a fraudulent misrepresentation) supersede all prior proposals, representations, agreements and negotiations relating thereto, whether written, oral or implied, between the parties or any of them or their respective advisers or any of them.

20.2.	The Purchaser acknowledges that, as between it and the Vendors, their Connected Persons and their respective advisers, it has not entered into this Agreement in reliance on any warranties, representations, undertakings or covenants not expressly set out in the Transaction Documents, and that no Vendor, their Connected Persons and their respective advisers shall have any liability to it in such respect. In addition, the Purchaser undertakes that no claim under any warranty, undertaking or covenant not expressly set out in the Transaction Documents will be pursued against any Vendor, their Connected Persons and their respective advisers by it and that it will procure that no such claim be made by any member of the Purchaser's Group.

20.3.	The Purchaser further acknowledges that no Connected Person of any Vendor or any of their respective advisers is authorised to make or give any warranty, representation, statement, undertaking or covenant of any nature on behalf of any Vendor in respect of the transaction contemplated by this Agreement and that no Vendor, no Connected Person of a Vendor, nor any of their respective advisers shall have any liability to it in such respect (whether for vicarious acts or otherwise).

21.	Counterparts

21.1.	This Agreement may be executed in the form of one or more counterparts in like form each of which shall be deemed to be an original when taken together and shall constitute one and the same document.

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22.	Invalidity

22.1.	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

23.	Rights of Third Parties

23.1.	Subject to Clause 23.2, no person who is not a party to this Agreement shall have any right to enforce any term of it.

23.2.	Notwithstanding Clause 23.1:

(a)	each Vendor's Representative may enforce the terms of Clause 18 as though they were a party hereto; and

(b)	each relevant Connected Person and the relevant advisers as described in Clause 20.2 and Clause 20.3 may enforce the terms of Clause 20.2 and Clause 20.3 as though they were a party hereto.

23.3.	The parties to this Agreement may amend the terms of this Agreement without the consent of any other party.

24.	Variation

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties to it (or, in the case of a waiver, by the party granting such waiver).

25.	Consequences of Termination

25.1.	On termination or expiry of this Agreement, the following Clauses shall continue in full force and effect: Clause 14 (Announcements/Confidentiality), Clause 17 (Assignment) and Clause 20 (Entire Agreement).

25.2.	Notwithstanding anything to the contrary in Clause 6.15, termination or expiry of this Agreement shall not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination or expiry, including the right to claim damages in respect of any breach of the Agreement which existed at or before the date of termination or expiry.

26.	Notices

26.1.	Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and in English.

26.2.	All notices, requests, demands or other communications to or upon the respective parties may be given by personal delivery or by being sent by first class recorded mail if posted to an address in the same country as the country of posting or by air mail if posted to an address in a country different to the country of posting:

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(a)	in the case of the Purchaser to its executive offices from time to time or such other address as it may notify for the purposes of this Clause;

(b)	in the case of each Vendor, to their address specified in Schedule 1 or such other address as they may notify for the purposes of this Clause; and

(c)	in the case of either of the Vendor's Representatives, to its address specified in the definition in Schedule 5 of "Institutional Vendors' Representative" or "Management Vendors' Representative" (as applicable) or such other address as it may notify for the purposes of this Clause.

26.3.	Any such notice, request, demand or communication shall:

(a)	if delivered personally, be deemed to have been received at the time of such delivery or if delivery is not on a Business Day on the Business Day following such delivery;

(b)	if given by first class recorded mail posted in the same country as the country of address, be deemed to have been received on the second Business Day occurring after the date of posting; and

(c)	if given by air mail posted from a country different to the country of address, be deemed to have been received on the fifth Business Day after posting.

26.4.	All such notices, requests, demands, or communications to the Vendors shall be clearly marked on the exterior and on the first page "For the urgent attention of DMWSL 633 Limited" and shall be copied to the Vendors' Solicitors (facsimile number +44 20 7628 0027) clearly marked on the exterior and on the first page "Urgent: Ref: V027/050/ADN".

26.5.	All notices or communications to the Purchaser shall be clearly marked on the exterior and on the first page "for the urgent attention of Marty Schloss" and shall be copied to the Purchaser's Solicitors (facsimile number +44 20 3761 1899, email andrew.rimmington@mishcon.com; and facsimile number 001-212-715-8000, email psmith@kramerlevin.com) clearly marked on the exterior and on the first page "Urgent: Ref: Project Ciao - Indiana".

26.6.	For the avoidance of doubt, notices, requests, demands or other communications may be given by other means (including by e-mail) but such other means will not benefit from the presumption of delivery set out in Clause 26.2.

27.	General

Costs And Expenses

27.1.	Save as otherwise expressly provided to the contrary in any of the Transaction Documents, the parties shall each pay their own costs in connection with the preparation and negotiation of the acquisition evidenced by this Agreement and in preparing and negotiating this Agreement and any other documents referred to in this Agreement or prepared in connection with the underlying transaction. The Purchaser shall be responsible for any stamp duties or other transaction duties, payable in connection with this Agreement.

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Exclusion of Limitations on Fraud

27.2.	Nothing in this Agreement shall operate to limit the liability of a party (or the remedies available to the other party(ies)) in respect of a fraudulent act or representation by it.

Interest

27.3.	Where in terms of or pursuant to this Agreement payment is expressed to fall to be paid on a particular day or date or would have been paid on a particular date but for the parties not having agreed the amount of the payment or not having received the determination of a court or arbitrator interest shall be paid at the rate of four per cent. per annum over the base rate of Lloyds Bank (the "Interest Rate") by the party due to make the payment of principal from the date upon which payment would have been made had the payment been agreed until the date actually paid. Such interest shall accrue both before and after judgment.

Currency

27.4.	Any amount to be converted from one currency into a second currency for the purposes of the following provisions of this Agreement shall be converted into an equivalent amount at the Conversion Rate prevailing at the Relevant Conversion Date. The "Relevant Conversion Date" for the purposes of:

(a)	the determination of the Earn-out EBITDA and the consequent number of Earn-Out Shares to be issued, shall be determined as set out in Schedule 5; and

(b)	the determination of the number of Consideration Shares to be issued, shall be calculated by reference to the average of the Conversion Rates for the 15 Business Days prior to the Completion Date.

28.	Governing Law, Jurisdiction and Service of Process

28.1.	This Agreement and any non-contractual obligations arising out of it shall be governed by English law and the parties agree that all disputes arising under or in connection with it, and any and all disputes arising from or in connection with its negotiation, its validity or invalidity or its enforceability or unenforceability, or otherwise howsoever (including any non-contractual disputes), shall be governed by and determined exclusively in accordance with English law. The parties further agree that the courts of England are to have exclusive jurisdiction over all such disputes.

28.2.	The Purchaser hereby irrevocably appoints Andrew Rimmington/Stuart McMaster Mishcon de Reya LLP of Africa House, 70 Kingsway, London WC2B 6AHas its agent for the service of process in England.

28.3.	Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by the parties as a deed the day and year first above written.

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Schedule 1 – The Vendors

Part A – The Institutional Vendors

(1) Vendor	(2) Address	(3) No. of Shares	(4) No. of Loan Notes
Landgame S.à.r.l.	1, rue Hildegard von Bingen, L-1282 Luxembourg	7,441,370 A Ordinary	8,858,068,467
Ares Capital Europe Limited	First Floor, Pellipar House, 9 Cloak Lane, London EC4R 2RU	418,780 A Ordinary	498,507,924
Trident Private Equity Fund III L.P.	Ground Floor, Ryder Court, 14 Ryder Street, London SW1Y 6QB	653,294 A Ordinary	777,668,823
Harwood Capital Nominees Limited (Account A)	6 Stratton Street, Mayfair, London W1J 8LD	121,756 A Ordinary	144,935,535
Harwood Capital Nominees Limited (Account B)	6 Stratton Street, Mayfair, London W1J 8LD	1,885 A Ordinary	2,243,275
Harwood Capital Nominees Limited (Account SC)	6 Stratton Street, Mayfair, London W1J 8LD	50,253 A Ordinary	59,820,679
Harwood Capital Nominees Limited (Account NS)	6 Stratton Street, Mayfair, London W1J 8LD	12,563 A Ordinary	14,955,170
Harwood Capital Nominees Limited (Account C)	6 Stratton Street, Mayfair, London W1J 8LD	36,668 A Ordinary	43,649,155
Harwood Capital Nominees Limited (Account D)	6 Stratton Street, Mayfair, London W1J 8LD	377 A Ordinary	448,655
Harwood Capital Nominees Limited (Account E)	6 Stratton Street, Mayfair, London W1J 8LD	1,884 A Ordinary	2,243,275
Harwood Capital Nominees Limited (Account H)	6 Stratton Street, Mayfair, London W1J 8LD	754 A Ordinary	897,310
	TOTAL	8,739,584 A Ordinary	10,403,438,268

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Part B – The Management Vendors

(1) Vendor	(2) Address	(3) No. of Shares	(4) No. of Loan Notes
David Wilson	Basement, 43 Palace Gardens Terrace, London W8 45B	113,473 B1 Ordinary 6,010 B2 Ordinary 51,500 B3 Ordinary	-
Jim O'Halleran	Churchill Cottage, Bishopton Hill Farm, Stratford-Upon-Avon, Warwickshire CV37 0RG	103,203 B Ordinary 4,900 B2 Ordinary 51,500 B3 Ordinary	-
Lee Gregory	8 Crofters View, Little Wenlock, Shropshire TF6 5AL	52,797 B1 Ordinary	-
Steven Rogers	16 Fern Valley Chase, Todmorden, West Yorkshire OL14 7HB	52,797 B1 Ordinary	-
Steven Holmes	19 St Peters Street, Stamford PE9 2PQ	42,497 B1 Ordinary	-
Alistair Hopkins	Berthen Gron, Ffordd Marchlyn, Deniolen, Caernarfon, Gwynedd LL55 3LU	52,797 B1 Ordinary	-
Ziria Enterprises Ltd (held for on behalf of Harmen Brenninkmeijer)	Kyprianou & Agiou Andreou Street 2, G. Pavlides Court, 5th Floor, 3036 Limassol, Cyprus	52,797 B Ordinary	-
Tariq Tufail	33 Ffordd Gewnlian, Llanfairpwllgwyngyll, Anglesey LL61 5QD	5,555 B Ordinary	-
Carlton Terry	15 Redruth Drive, Baswich, Stafford, Staffordshire ST17 OFJ	5,555 B Ordinary	-
Steve Collett	7 Field Lane, Burton on Trent DE13 ONH	5,555 B Ordinary	-
Lucy Buckley	83 Lauderdale Tower, Barbican, London EC2Y 8BY	3,333 B Ordinary	-
Andrew Barber	18 Grange Farm Close, Sutton in Ashfield, Nottinghamshire NG17 INJ	6,666 B Ordinary	-
Alex Macgregor-Devlin	1 Grosvenor Crescent, Burbage, Leicestershire LE10 2BQ	3,333 B Ordinary	-
Steven Davies	Hollinwood, Trawscoed Road, Llysfaen, Colwyn Bay LL29 8LJ	4,444 B Ordinary	-
Richard White	17 Egerton Road, Whitefield, Manchester Lancashire M45 7FU	4,444 B Ordinary	-
Matt Ingram	10 Broadfern Road, Knowle, West Midlands B93 9DD	69,754 B Ordinary	-
	TOTAL	264,639 B Ordinary / 314,361 B1 Ordinary / 10,910 B2 Ordinary / 103,000 B3 Ordinary	-

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Part C – The Minority Shareholders

(1) Vendor	(2) Address	(3) No. of Shares	(4) No. of Loan Notes
Barclayshare Nominees Limited	1 Churchill Place, London E14 5HP	591 A Ordinary	703,515
Tom Callanan	Prague, Castleknock Road Dublin 15	36 A Ordinary	42,853
JM Finn (Own name) Nominees Limited	4 Coleman Street, London EC2R 5TA	6,331 A Ordinary	7,536,304
Michael John Kelly	22 Haywards Croft, Greenleys, Milton Keynes, Bucks MK12 6AH	2 A Ordinary	2,380
Mary McCarthy	32 Merlyn Road, Ballsbridge, Dublin 4, Irish Republic	8 A Ordinary	9,523
Morstan Nominees Limited	25 Cabot Square, Canary Wharf, London E14 4QA	31 A Ordinary	36,901
Pershing Nominees Limited	Capstan House, One Clove Crescent, East India Dock, London E14 2BH	301 A Ordinary	358,304
TD Waterhouse Nominees (Europe) Limited	Exchange Court, Duncombe Street, Leeds LS1 4AX	149 A Ordinary	177,366
John Stergides	Co National Bank of Greece, 75 King William Street, 5th Floor, London EC4N 7BC	1,675 A Ordinary	1,993,888
Bank of New York Nominees Limited	One Piccadilly Gardens, Manchester M1 1RN	1,292 A Ordinary	1,537,972
	TOTAL	10,416 A Ordinary	12,388,006

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Schedule 2 - The Company

(For Information Only)

Name of Company:	DMWSL 633 Limited

Place and Date of Incorporation:	England and Wales, incorporated on 3 March 2010

Registered Number:	07176544

Registered Office:	3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire DE14 1SE

Directors:	Luke Alvarez Jeremy Brade James O'Halleran Vitruvian Directors I Limited Vitruvian Directors II Limited David Wilson

Secretary:	Steven Holmes

Issued Share Capital:	8,750,000 A Ordinary Shares 264,639 B Ordinary Shares 314,361 B1 Ordinary Shares 11,150 B2 Ordinary Shares 154,500 B3 Ordinary Shares 985,361 Deferred Shares

Accounting Ref. Date:	30 September

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Schedule 3 – Pre-Completion Undertakings

Part A – Positive Undertakings

Pursuant to Clause 8.1(c), each Group Company shall (subject always to compliance by each Group Company of the Negative Covenants in Part B below):

1.	continue its business in the ordinary and usual course of its trading;

2.	use all commercially reasonable efforts to comply with all applicable laws and agreements to which it is a party;

3.	use all commercially reasonable efforts to properly maintain its statutory registers and books;

4.	use all commercially reasonably efforts to maintain its existing Permits in accordance with their terms, renew such Permits in accordance with their terms and to prevent the Permits becoming void or voidable;

5.	not incur costs and professional fees in relation to the transactions contemplated by this Agreement except to the extent such costs or fees are specifically approved pursuant to (a) Clause 8.2(f) of this Agreement, (b) included in the Waterfall, (c) which fall under paragraph (ix) of the definition of Permitted Leakage, or (d) comprise ancillary travel and subsistence or administrative expenses;

6.	except to the extent such actions are otherwise restricted by Part B of this Schedule, use all commercially reasonable endeavours to comply with the Business Plan; and

7.	use all commercially reasonable efforts to settle any debts occurring in the normal course of trading in accordance with the ordinary course of its trading.

Pursuant to Clause 8.1, the Company shall:

8.	supply the Purchaser with monthly management accounts (prepared on a consistent basis with the Management Accounts for the twelve month period to the date of this Agreement) as soon as reasonably practicable following the time such accounts are available to the board of the Company;

9.	make available Luke Alvarez, Steven Holmes and Charles Woods (as requested) for a monthly conference call or meeting to discuss all material developments affecting the Group during the preceding month; and

10.	allow the Purchaser that access to the Group as is described in Clause 8.20.

Part B Negative Undertakings

Pursuant to Clause 8.1, the matters which the Group shall not do (or enter into any agreement or arrangement, or make any commitment, to do) are as follows:

Constitution and Shareholders

1.	Amend the memorandum or articles of association (or equivalent constitutional documents) of any Group Company.

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2.	Other than as expressly provided for in this Agreement, create, allot, issue, redeem, reduce, consolidate, reorganise, repurchase or repay any share or loan capital or create any right to call for the allotment, issue or transfer of any share, or loan capital or other securities, except the accrual of interest on any loan notes issued by any Group Company.

3.	Other than is expressly provided for pursuant to Schedule 7, recommend, declare, make or pay any dividend or distribution (whether in cash or in kind).

4.	Take any action with a view to commencing winding up, administration or receivership proceedings (or any analogous proceedings in any jurisdiction) against any subsidiary.

Financial Matters and Lending

5.	Change any accounting reference date of any member of the Group or materially alter the principles, practices, policies or methodologies used in the preparation of its audited accounts except as required by an amendment to the applicable accounting standard from time to time.

6.	Appoint auditors to any member of the Group or remove auditors from any member of the Group.

7.	Create any Encumbrance relating to any of its assets except liens arising by operation of law in the ordinary course of business (other than as required pursuant to the Group's Existing Financing Arrangements or the A&R Agreement).

8.	Incur any third party borrowings in the nature of indebtedness except:

(a)	in the ordinary course of trading (such ordinary course borrowings not to exceed £250,000 or its equivalent in another currency in the aggregate); or

(b)	any borrowing that relates to a drawdown under the Group's Existing Financing Arrangements so long as the aggregate amount drawn under the Revolving Facility (as defined in the Group's Existing Financing Arrangements) does not exceed £9,500,000.

9.	Other than as required pursuant to the Group's Existing Financing Arrangements, give any guarantee or indemnity or security in respect of the obligations of any person firm or company, not being a member of the Group, (other than normal trade credit on commercially reasonable terms in the ordinary course of the Group's business).

10.	Other than pursuant to or in connection with the A&R Agreement, agree any variation to the Group's Existing Financing Arrangements or redeem any Encumbrance over an asset except in the ordinary course of trading where there is a disposal of any Machine by the Group which is permitted under the Group's Existing Financing Arrangements which allows for the release of any Encumbrance to which such Machines are subject (subject always to the Group complying in full with the terms of the Group's Existing Financing Arrangements in relation to any proceeds of any sale of Machines).

Arrangements with Shareholders and Employees

11.	Enter into any agreement or transaction with or for the benefit of any Institutional Vendor or its Connected Persons which does not constitute Permitted Leakage.

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12.	In each case excluding (i) any replacement of existing employees, (ii) the appointment of the new managing director for Europe and the Middle East and (iii) the appointment of the new managing director for the UK, employ any new employee with an annual salary in excess of £85,000 per annum, or employ such number of new employees for whom the aggregate annual salary bill exceeds £1,500,000 per annum.

13.	Dismiss any employee of the Group with an annual salary of £85,000 or more unless summarily dismissed (for the purposes of this Schedule such person being a "Senior Employee").

14.	Amend any existing pension scheme or adopt any new pension scheme.

15.	Except in relation to any non-discretionary bonus or non-discretionary element of any bonus provided for in the relevant individual's service contract or the terms of the senior employee bonus scheme in effect prior to the Locked Box Date, in each case as contained within the Data Room, grant any Senior Employee a bonus or make any increase in their salaries except in the ordinary course of trading not exceeding an annual aggregate cost to the Group of £100,000.

16.	Make any material changes (other than those required by applicable law) to the terms and conditions of employment (including the provision of any contractual or non-contractual benefits) of directors, officers or employees (including granting any new options or other entitlements under existing schemes or benefits) in each case having an annual aggregate cost to the Group of over £250,000.

17.	Fail to maintain the insurance cover currently held over the Group as at the date hereof (to the extent such cover is reasonably available in the insurance market and continues to be reasonably affordable for the Group) or deliberately do any thing or take any step which would make any such policies void or voidable.

Acquisition and Disposal of Shares and Assets

18.	Dispose of any share in the capital of any of its subsidiaries or alter, increase or reduce the authorised or issued share capital of any of its subsidiaries.

19.	Sell or otherwise dispose of the undertaking of the Company or any of its subsidiaries or any substantial part thereof.

20.	Otherwise than in the ordinary course of trading, sell any fixed asset of any member of the Group for a consideration of or having a book value or market value of more than £100,000 whether by a single transaction or a series of transactions.

21.	Acquire any fixed asset or incur any capital expenditure (i) more than £250,000 in excess of the amounts for the relevant periods in the Business Plan or (ii) otherwise than in the ordinary course for a consideration of or having a book value or market value of more than £100,000 (whether by a single transaction or a series of transactions).

22.	Excluding the entry into of (i) a new lease for the existing property of the Group in Bangor, and (ii) a new leases for additional floors 3 and 4 in the existing property of the Group in Manchester purchase or acquire, or sell or dispose of, or terminate or surrender (or accept the termination or surrender of) or modify, any heritable or freehold or leasehold property or any interest therein.

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23.	Enter into any material contract or material arrangement which is likely to involve expenditure in excess of £250,000 per annum.

24.	Give notice to terminate or agree to amend in a material way any contract with an annual revenue for or cost to the Group of £250,000.

25.	Enter into any contract with an expected annual revenue for the Group in excess of £2,000,000.

26.	Acquire any business or undertaking or any interest in another corporate entity with a cost to the Group of £100,000 or more.

Company Administration

27.	Change the nature of the business or activities as undertaken by the Group in the 12 months prior to the date of this Agreement.

28.	With the exception of the dispute currently outstanding between the Group and the Performance Rights Society (including any claims that may become joined to this dispute), instigate, compromise, release, discharge, compound or settle any litigation or arbitration where the value of the claim exceeds or is reasonably likely to exceed £100,000 (exclusive of costs) or where the costs of conducting such action are reasonably likely to exceed £100,000 other than to recover trade debt in the ordinary course of business.

Taxation

29.	Other than in (a) the ordinary course of trading, (b) in relation to any ongoing dispute the details of which have been made available in the Data Room, or (c) where the amount concerned is under £100,000: (i) settle or compromise any proceeding, dispute or litigation with respect to any liability to Tax, (ii) consent to any extension or waiver of the limitation period applicable to any determination, notice or assessment issued by any Tax Authority, (iii) make any change to Tax or accounting policies, methods or practices, (iv) permit a balancing event to occur for capital allowance purposes, (v) change any Tax accounting period, (vi) surrender any right to claim any refund of Taxes, (vii) change residence for Tax purposes, (viii) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or advance pricing agreement relating to any Tax, or (ix) fail on a timely basis to pay and discharge Taxes due and payable by it to a Tax Authority prior to Completion, in each case provided that such change is not effected to comply with law, regulation, guidance from a Tax Authority or a change in generally accepting accounting practice or principles.

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Schedule 4 - Completion Obligations

At Completion, the following shall occur.  All of the steps described below are intended to take effect simultaneously and conditional on performance by each other party of their obligations set out in this Schedule 4.  If and to the extent any party has executed a document or transferred funds or issued shares or otherwise performed an obligation set out in this Schedule 4 before the other parties have performed their obligations, (i) such document shall be held as undelivered and to the order of the executing party, (ii) such funds shall be held to the order of the paying party, (iii) such shares shall be held to the order of the issuing company and (iv) such other performance shall to the extent legally possible be treated as in abeyance pending compliance with the remaining obligations in this Schedule 4.

1.	At Completion each Vendor shall deliver as applicable (or procure that there shall be delivered) to the Purchaser or the Purchaser's Solicitors:

1.1.	a duly executed stock transfer form in favour of the Purchaser for such number of Sale Shares as are set out opposite that Vendor's name in column (3) of the tables in Schedule 1;

1.2.	certificates in respect of such Sale Shares (or lost share certificate indemnities in a form acceptable to the Purchaser acting reasonably);

1.3.	a duly executed loan note transfer instrument in favour of the Purchaser for its holding of Shareholder Loan Notes (as it is following the Pre-Completion Restructuring);

1.4.	a duly executed power of attorney valid for a period of 30 days from the Completion Date authorising the Purchaser to exercise the rights attached to such number of Sale Shares as are set out opposite that Vendor's name in column (3) of the tables in Schedule 1 pending transfers in favour of the Purchaser being registered;

1.5.	in respect of each Vendor that is a body corporate, a copy of the minutes (or the relevant extract thereof) of a duly held meeting of the Board of Directors of the Vendor (or a duly constituted committee thereof) authorising the execution by the Vendor of the relevant documents; and

1.6.	in respect of each Vendor who does not personally sign the documents referred to in this Schedule, as evidence of the authority of each person executing such documents on such Vendor's behalf a certified copy of the powers of attorney conferring such authority.

2.	At Completion Landgame S.à.r.l. shall:

2.1.	deliver duly signed resignation letters from Vitruvian Directors I Limited and Vitruvian Directors II Limited resigning from their posts as directors of the Company; and

2.2.	procure that Vitruvian Directors I Limited and Vitruvian Directors II Limited shall grant their written consent to the sale and purchase of the Sale Shares, to the Pre-Completion Restructuring, and to the transfer of the Shareholder Loan Notes pursuant to this Agreement.

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3.	At Completion, the Minority Investor Shareholders shall deliver a duly signed resignation letter from Jeremy Brade resigning from his post as a director of the Company.

4.	At Completion the Purchaser shall:

4.1.	make a payment by electronic transfer of cleared funds for same day value on the Completion Date to the Vendors' Solicitors' Client Account for an amount equal to the Cash Element of the Purchase Price (and the Purchaser shall not be concerned as to the application of the moneys so paid);

4.2.	issue the Vendors the Consideration Shares in respect of the Stock Element of the Purchase Price;

4.3.	provide such documentation as may be reasonably requested by the Institutional Vendors in respect of anti-money laundering checks;

4.4.	make a payment for and on behalf of the Management Incentive Parent by electronic transfer of cleared funds for same day value on the Completion Date to the Vendors' Solicitors' Client Account for an amount equal to the Parent Put/Call Consideration;

4.5.	procure that the Company shall, in accordance with its obligations under the Management Bonus Scheme, make a payment not exceeding £4,155,000 in the aggregate (including employer national insurance contributions) through the payroll system of the Group on the Completion Date to the Participating Executives for amounts equal to their Entitlements; and

4.6.	deliver to the Vendors' Representatives or the Vendor's Solicitors:

4.6.1.	a duly signed copy of the Warranty Deed;

4.6.2.	a copy of resolutions of the shareholders of the Buyer adopted at the Special Meeting certified by the Corporate Secretary of the Buyer which includes the details of the percentage of participation by the Purchaser's stockholders in the current transaction; and

4.6.3.	as evidence of the authority of each person executing this Agreement or a document referred to in this Schedule 4 on the Purchaser's behalf:

(a)	a copy of the minutes (or the relevant extract thereof) of a duly held meeting of the Board of Directors of the Purchaser (or a duly constituted committee thereof) authorising the transaction and the execution by the Purchaser of the relevant documents; and

(b)	a certified copy of the powers of attorney conferring the authority; or

(c)	such other evidence as may be acceptable to the Vendors' Representative acting reasonably.

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5.	At Completion, the Purchaser and the Vendors shall together:

5.1.	cause the directors of the Company to hold a meeting of the board of the Company at which the directors shall pass resolutions approving:

(a)	the transfers of the Sale Shares pursuant to this Agreement and approving such transfers for registration (subject only to the transfers being duly stamped);

(b)	the transfer of the Shareholder Loan Notes and approving such transfer for registration and issue of new loan note certificates (subject only to the presentation of the duly executed loan note transfer instrument);

(c)	the resignation of each of Vitruvian Directors I Limited, Vitruvian Directors II Limited and Jeremy Brade as directors of the Company;.

5.2.	deliver:

(a)	a duly signed copy of the Stockholders' Agreement;

(b)	a duly signed copy of the Registration Rights Agreement.

6.	Simultaneously with:

(a)	delivery of all documents and items required to be delivered at Completion (or waiver of the delivery thereof by the person entitled to receive the relevant document or item); and

(b)	receipt of the electronic funds transfers referred to in paragraphs 4.1 above,

the documents and items delivered in accordance with this Schedule 4 shall cease to be held to the order of the person delivering the same and Completion shall be deemed to have taken place.

Completion Obligations of the Management Vendors

7.	At completion, the Management Vendors shall procure delivery to the Purchaser of:

7.1.	a duly signed copy of the Completion Disclosure Letter (if any);

7.2.	a duly signed copy of the Stockholders' Agreement; and

7.3.	a duly signed copy of the Registration Rights Agreement.

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Schedule 5 – Earn-Out Consideration

Part A – Calculation

1.	If, for the 12 month period ending September 30, 2018 (the "Earn-out Period"), Purchaser’s Group EBITDA in respect of all operations (whether in place at the date of this agreement or not) undertaken in relation to China, Colombia, Greece, Norway, Spain and Ukraine (collectively, the "Earn-out Jurisdictions" and the EBITDA in respect thereof, "Earn-out EBITDA") is equal to or greater than £15,000,000, the Purchaser shall issue to the Vendors, pro rata in accordance with their holding of Shareholder Loan Notes as of immediately prior to the Effective Time, an aggregate of 2,500,000 shares of Purchaser Stock, which shall constitute Consideration Shares subject to the Registration Rights Agreement. If, for the Earn-out Period, Earn-out EBITDA is less than £15,000,000 but more than £0 ("Non-Whole EBITDA"), the Purchaser shall issue to the Vendors, pro rata in accordance with their holding of Shareholder Loan Notes as of immediately prior to the Effective Time, an aggregate number of shares of Purchaser Stock equal to the product of (x) 2,500,000 and (y) a fraction, the numerator of which is Non-Whole EBITDA and the denominator of which is £15,000,000, i.e.:

The shares of Purchaser Stock issuable to the Vendors pursuant to this paragraph 1 are referred to as the "Earn-out Shares".

2.	Notwithstanding paragraph 1 above, if the capital expenditures of the Purchaser and its Subsidiaries in the Earn-out Jurisdictions exceed £14,300,000 in the 24 month period to September 30, 2018 (the "Capex Excess"), the aggregate number of Earn-out Shares issuable to the Vendors shall be reduced by that number of shares of Purchaser Stock having a Market Value equal to such excess. Notwithstanding this the Institutional Vendors' Representative may by written notice require the Purchaser to exclude the Capex Excess from the calculation of the number of Earn-out Shares in which case there shall be no reduction in the number of the Earn-Out Shares due to the Capex Excess.

3.	The calculation of Earn-out EBITDA shall be determined by reference to the management accounts of the Purchaser's Group (after making any accounting adjustments necessary to bring these management accounts in line with the accounting policies set out in the Accounts and also with US GAAP at such time) and shall thereafter be calculated using the pro forma format and specific accounting policies set out in Parts B and C of this Schedule 5.

4.	It is the intention of the parties that the number of Earn-out Shares shall have been calculated within 15 Business Days after the completion of the Group's audited financial statements for the fiscal year ended September 30 2018

5.	The Earn-out Shares, if any, shall be issued to the relevant Vendors no later than thirty (30) days after the EBITDA Calculation becomes conclusive and binding. If the Earn-out Shares have not been issued/determined to be zero by such date, the Purchaser shall pay interest at the Interest Rate on the monetary equivalent of any un-issued Earn-out Shares.

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6.	The Purchaser acknowledges that the purpose of this Schedule is to ensure that the Vendors are able to participate in the future value arising out of the Earn-Out Jurisdictions. Accordingly the Purchaser undertakes to act in good faith in relation to its operation of the Purchaser's Group business in the Earn-Out Jurisdictions so as to develop the potential of these businesses provided however that this shall not require the Purchaser to act in a way that is contrary to its overall commercial interests (but excluding any interest it may have in reducing the number of Earn-Out Shares to be issued).

7.	The Purchaser further agrees and undertakes that:

7.1.	in the period from the Completion Date to the end of the Earn-out Period that they will not participate in a transaction or series of transactions or any agreement, arrangement or understanding which is/are designed or intended to avoid (or that has the reasonably anticipated effect of avoiding) the application of this Schedule 5 (or reducing the amounts that would otherwise be payable pursuant to its application) and which in substance is a transaction, agreement, arrangement or understanding which, notwithstanding such steps, should and give the Vendors the opportunity to participate in value as aforesaid;

7.2.	to continue to operate the business of the Group in a manner consistent with the operation of the Group in the 12 month period immediately prior to the Completion Date and generally in accordance with the business plan of the Group as to planned growth in the Earn-out Jurisdictions provided that the Purchaser shall not be required to operate the business in a manner which is contrary to its overall commercial interests; and

7.3.	it will not and it will procure that the Group does not sell, dispose of or wind-down any of the Group's operations in any of the Earn-out Jurisdictions except to the extent, if any, required by any applicable laws or regulations.

8.	If at any point prior to the issuance of the Earn-out Shares, there is:

8.1.	a subdivision or consolidation or reclassification of Purchaser Stock;

8.2.	a reduction of capital (of whatever nature, but excluding a cancellation of capital that is lost or not represented by available assets), or any other reduction in the number of Purchaser Stock in issue from time to time;

8.3.	an issue of Purchaser Stock by way of dividend or distribution;

8.4.	an issue of Purchaser Stock by way of capitalisation of profits or reserves (including share premium account and any capital redemption reserve);

8.5.	a consolidation, amalgamation or merger of the Purchaser with or into another entity (other than a consolidation, amalgamation or merger following which the Purchaser is the surviving entity and which does not result in any reclassification of, or change in, the Purchaser Stock); or

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8.6.	an issue of Purchaser Stock at a discount of more than 20% to the mid-market value of the Purchaser's Stock based on a weighted average for the 15 day period prior to the date of such issue, or earlier commitment to issue, provided always that this paragraph 8.6 shall not apply in relation to any issue of Purchaser Stock in connection with any management equity plan or other incentive plan implemented from time to time for the benefit of employees or consultants of the Purchaser's Group, in an aggregate amount not to exceed 12% of the shares of Purchaser Stock as is in existence as at the Completion Date (after giving effect to the issuance of shares under any such plan) and diluted by the Stock Element (but specifically not diluted by reference to the Earn-out Shares or the warrants currently existing in relation to the Purchaser), then the Purchaser shall adjust the Earn-out Shares conditional on any such event occurring, but with effect from the date of the relevant event or, if earlier, the record date for the event (an "Adjustment") so that, after such Adjustment:

(a)	other than in the case of paragraph 8.6, the total number of Earn-out Shares carry as nearly as possible (and in any event not less than) the same proportion of the voting rights attached to the entire issued share capital of the Purchaser and the same entitlement to participate in the profits and assets of the Purchaser (including on liquidation) as if there had been no such event giving rise to the Adjustment; or

(b)	in the case of paragraph 8.6, the total number of Earn-out Shares carry as nearly as possible (and in any event not less than) the same proportion of the voting rights attached to the entire issued share capital of the Purchaser and the same entitlement to participate in the profits and assets of the Purchaser (including on liquidation) as if the event under paragraph 8.6 giving rise to the Adjustment resulted in a lesser number of shares of Purchaser Stock being issued, such lesser number being calculated by dividing the same aggregate consideration as was payable for such shares actually issued by a price per share equal to 80% of such mid-market value of the Purchaser's Stock.

8.7.	The Purchaser shall give the Institutional Vendors' Representative written notice of any event described in paragraphs 8.1 to 8.6, together with details of the relevant Adjustment, at the time of, or as soon as reasonably possible after the earlier of the (i) occurrence of such event or (ii) the relevant board or general meeting of stockholders which has resolved to implement the event giving rise to the Adjustment.

8.8.	If the Institutional Vendors' Representative notifies the Purchaser in writing within 20 Business Days of receipt of a notice given under paragraph 8.7 that it disagrees with any Adjustment (an "Adjustment Objection Notice"), the provisions of Part D of Schedule 5 shall apply.

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Part B – Accounting Balances, Policies and Procedures for the Earn-Out Consideration

1.	The Earn-Out Consideration as it relates to the Earn-out EBITDA shall be determined in accordance with the following hierarchy:

(a)	firstly, on the basis set out in paragraph 3 of Part A of this Schedule 5;

(b)	secondly, the specific instructions as set out in paragraphs 2 to 7 of this Part B of Schedule 5;

(c)	thirdly, those accounting principles, treatments, policies, practices and procedures (including in relation to the exercise of accounting discretion and judgement) applied in the preparation of the Accounts (but as adjusted to comply with US GAAP); and

(d)	fourthly, except as specifically contemplated by this Schedule 5, be prepared in accordance with Generally Accepted Accounting Standards, Principles and Policies in the United States of America (as such exist at Completion) ("US GAAP").

2.	The EBITDA Calculation, shall be calculated and prepared by applying the revenue recognition policies of the Group on a basis consistent with that applied in the preparation of the Management Accounts (as adjusted for US GAAP) (provided however that all revenue generated by reference to each of the Earn-Out Jurisdictions shall be included in the calculation of the Earn-Out Revenue whether or not the revenue recognition policies of the Group would have allocated such revenue to a different jurisdiction).

3.	Any currency conversions required in the calculation of the Earn-Out EBITDA shall be made in accordance with the average between the relevant currency and £ sterling for the relevant period(s) in all cases in accordance with the requirements of US GAAP.

4.	The Earn-out Consideration shall:

4.1.	take no account of information which becomes available, or events which occur, after the date on which the Purchaser delivers the draft EBITDA Calculation to the Vendors; and

4.2.	be expressed in pounds sterling.

5.	To the extent that the relevant management accounts (as used pursuant to paragraph 3 of Part A of this Schedule 5) do not allocate overhead costs, a separate calculation will be made of costs directly attributable to the Earn-out Jurisdictions with the balance of un-attributable costs in each case being allocated on the basis set out in this Part B of Schedule 5.

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6.	Pro forma EBITDA Calculation

Pro forma		FY15 (millions)	FY18 (millions)
Earn-Out Jurisdictions
	Revenue	1.2	[●]
	COS	(0.2)	[●]
	Gross Margin	1.0	[●]
	Field Operations	-	[●]
	Market & Product Costs	(2.0)	[●]
	Contribution	(1.0)	[●]

	Corporate Costs	(0.1)	[●]
	Earn-out EBITDA *	(1.2)	[●]

	Machine Capex	(3.0)	[●]
	Development Capex	(1.9)	[●]
	Maximum Capex	-	£(14,300,000)
	Capex Excess	(6.1)	[●]

* Subject to adjustment for a Capex Excess as required under paragraph 2 of Part A of Schedule 5.

7.	A description of the line items that are to be included in the calculation of Earn-out EDITDA is set out below and a further description of the items to be included in each of these line items is included at paragraph 7 below.

"Revenue" shall be calculated on the same basis of the Management Accounts of the Group for the 12 month period to the Locked Box Date (as adjusted for US GAAP) and shall specifically include all elements of revenue earned by the Group from external sources by reference to the Earn-Out Jurisdictions (whether or not the accounting policies of the Group would otherwise have allocated that revenue to a jurisdiction other than the Earn-out Jurisdictions).

"Cost of Sales" means any expenditure of the Group directly attributable to the fulfilment of contractual obligations of its customers in each case relating to the generation of revenue in the Earn-Out Jurisdictions.

"Gross Margin" means the aggregate of all revenues generated in the Earn-out Jurisdictions less Cost of Sales in the Earn-out Jurisdictions.

"Field Operations" shall be calculated on the basis of the expenditure of the Group in servicing the VLTs located in the Earn-Out Jurisdictions.

"Market and Product Costs" means that expenditure incurred by the Group which are directly attributable to the provision of support linked to local markets, products and non-capitalised development costs relating to the Group's goods and/or services in each Earn-out Jurisdiction (but excluding the expenditure in respect of any Field Operations).

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"Corporate Costs" shall be the total corporate overheads of the Group which are not otherwise able to be directly attributed to any specific business(es) of the Group and shall be allocated to the Earn-Out Jurisdictions pro rata to the aggregate amount of gross margin earned in the Earn-Out Jurisdictions as compared to the total amount of Group Gross Margin.

"Machine Capex" shall comprise the expenditure incurred by the Group in providing Machines to its customers to the extent directly attributable to the Earn-Out Jurisdictions.

"Development Capex" shall comprise the cost of labour incurred by the Group in the development of games and products of the Group to the extent directly attributable to the Earn-Out Jurisdictions and appropriate to be capitalised under US GAAP.

"Group Gross Margin" means the revenue of the Group less the Cost of Sales of the Group.

"Market Value" means US$10.

8.	A further description of the items noted in paragraph 6 above are as follows:

Revenue
Recurring Revenue shares
Upfront platform and licence sales
Hardware Sales
Marketing Contributions
SLA's

Cost of Sales
Consumables
Repairable Parts
Third party VLT servicing costs
Labour cost to diagnose and repair VLT's, VLT parts including pc's, screens etc
Minor refurb costs for VLT's prior to deployment
Game Content Royalties to 3rd parties
Certification costs of 3rd party games
Royalties, rebates to 3rd parties
Hardware Cost of Sales
Software Costs incurred matching any revenue recognised that is not an Intangible asset
Sales Commissions
Connectivity costs

Field Operations
Field Service Engineers employment costs
Managers of the above
Regionals Managers and Operation Management
3rd Party Field Service costs
Logistics cost of moving parts between repair centre, venues and Engineers

Market and Product Costs
Sales, Business Development, Customer Account Management and in Country Market Teams
Global Operator Support Services

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VLT Operations
Hardware Design and Manufacture
Project Management Office (PMO)
Net Overheads (non capitalised element) :
- Product Strategy & Customer Experience (PSCE)
- Product Development
- Game Development
- Innovation
- Insight
- Technical Support Services

Corporate Overheads
Finance
Board
HR
Legal
Facilities
Enterprise IT
Business Services
Marketing

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Part C – Process for Preparation of Earn-out Statement

1.	The Purchaser shall prepare (or procure that the Group prepares) drafts of its calculation of the Earn-out EBITDA (the "EBITDA Calculation") in the format set out in paragraph 5 of Part B of Schedule 5, on the basis of the accounting balances, policies and procedures set out in this Schedule 5.

2.	Following the preparation of such draft EBITDA Calculation, the Company shall arrange for the EBITDA Calculation to be reviewed and verified (and to the extent appropriate, amended) by an independent firm of reputable and internationally recognised charted accountants (the "Reviewing Accountants") appointed on the basis set out below. The Company shall supply the Reviewing Accountants with copies of its relevant supporting calculations and working papers at the same time. The Institutional Vendors' Representative shall be entitled to waive the obligation to have the EBITDA Calculation reviewed and verified by notice in writing to the Purchaser.

3.	The identity of the Reviewing Accountants shall be agreed upon by Institutional Vendors' Representative and the Purchaser or, failing such agreement within five Business Days following the first discussion on such matter, to be selected, on the application of either the Institutional Vendors' Representative or the Purchaser, by the President for the time being of the Institute of Chartered Accountants in England and Wales or his duly appointed deputy. The Reviewing Accountants shall be engaged by the Company on the terms set out in this Schedule 5 and otherwise on such terms as shall be agreed between the Company, the Institutional Vendors' Representative, the Purchaser and the Reviewing Accountants. The parties agree and acknowledge that the scope of review of the Reviewing Accountants shall be such that the cost of engaging the Reviewing Accountants to undertake such review and verification shall not exceed UK £50,000.

4.	The Reviewing Accountants shall review and verify the draft EBITDA Calculation for the purposes of confirming whether it has been prepared on the basis as set out in this Schedule 5 and whether it shows a true, fair and reasonable view of the EBITDA Calculation and, if not, it shall determine (and make) those alterations it considers should be made to the EBITDA Calculation to ensure that it complies with the requirements of this Schedule 5 and shows a true, fair and reasonable view of the EBITDA Calculation. The draft EBITDA Calculation, after the making of any such alterations, shall then comprise the EBITDA Statement for all purposes of this Agreement.

5.	The Reviewing Accountants shall act as an expert (and not as an arbitrator) in making their determination and their determination of any matter falling within their jurisdiction shall be final and binding on the Vendors and the Purchaser (in the absence of manifest error). Where any relevant part of the Reviewing Accountants determination is void because of manifest error the matter shall be resubmitted to the Reviewing Accountants by the Company for correction as soon as is reasonably practicable.

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Part D – Process and Dispute Resolution

1.	The following process shall occur in relation to any Adjustment Objection Notice:

1.1.	the Institutional Vendors' Representative shall set out in the Adjustment Objection Notice their reasons in reasonable detail for such non-acceptance (being the items which they dispute and the basis upon which they dispute such items) and specify the adjustments which, in their opinion, should be made to the Adjustment in order to comply with the requirements of this agreement; and

1.2.	the parties shall use all reasonable endeavours to:

(a)	discuss the objections of the Vendors; and

(b)	try to reach agreement upon the adjustments (if any) required to be made to the Adjustment,

in each case, within 20 Business Days of the Adjustment Objection Notice (or such other time as the Institutional Vendors' Representative and the Purchaser may agree in writing).

2.	If the Institutional Vendors' Representative is satisfied with the Adjustment (either as originally submitted or after the adjustments agreed between the Purchaser and the Institutional Vendors' Representative) or if the Institutional Vendors' Representative fails to serve an Adjustment Objection Notice within the 20 Business Day period referred to in paragraph 8.8 of Part A of Schedule 5 above then the Adjustment (incorporating any agreed adjustments) shall constitute the Adjustment for the purposes of this Agreement and shall be final and binding on each of the Vendors and the Purchaser.

3.	If the Institutional Vendors' Representative and the Purchaser do not reach agreement within the 20 Business Day period referred to in paragraph 1.2 (or such other time as the Institutional Vendors' Representative and Purchaser may agree in writing) then the matters in dispute and in respect of which reasonable details have been provided by the Vendors to the Purchaser in an Adjustment Objection Notice (and only those) shall be referred, on the application of either the Vendors or the Purchaser, for determination by an independent firm of internationally recognised chartered accountants to be agreed upon by the Institutional Vendors' Representative and the Purchaser or, failing such agreement within five Business Days following the end of the 20 Business Day period referred to in paragraph 1.2, to be selected, on the application of either the Institutional Vendors' Representative or the Purchaser, by the President for the time being of the Institute of Chartered Accountants in England and Wales or his duly appointed deputy (the "firm"). The firm shall be engaged by the Vendors and the Purchaser on the terms set out in this Schedule 5 and otherwise on such terms as shall be agreed between the Vendors, the Purchaser and the firm. The firm shall determine its own procedure, subject to the following provisions that shall apply to the firm's determination:

3.1.	the Purchaser and/or the Purchaser's accountants and the Vendors and/or the Vendors' accountants shall each promptly (and in any event within such time as reasonably enables the firm to make its decision in accordance with the timing set out in paragraph 6.3) prepare and deliver to the firm a written statement on the matters in dispute (together with the relevant supporting documents) and deliver a copy of such written statement and supporting documents to the Purchaser or the Institutional Vendors' Representative (as the case may be);

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3.2.	following delivery of their respective submissions, the Purchaser and the Vendors shall have the opportunity to comment only once (provided that nothing in this sub-paragraph shall prevent the Purchaser or the Vendors responding to any requests from the firm under paragraph 8 below) on the other party's submissions by written comment delivered to the firm not later than 20 Business Days after the written statement was first submitted to the firm and copied to the other party pursuant to paragraph 6.1;

3.3.	the firm shall be requested to give its decision within 20 Business Days of the expiry of the 20 Business Day period referred to in paragraph 6.2 (or such later date as the Purchaser and the Institutional Vendors' Representative agree in writing) of the confirmation and acknowledgment by the firm of its appointment hereunder;

3.4.	apart from procedural matters, the firm shall determine only:

(a)	whether any of the arguments for an adjustment to the draft Adjustment put forward in the written statements under paragraph 6.1 is correct in whole or part; and

(b)	if so, what alterations should be made to the draft Adjustment in order to correct the relevant inaccuracy in it;

3.5.	in giving such determination which shall be in writing and made available for collection by the Vendors and the Purchaser at the offices of the firm, the firm shall state what adjustments (if any) are necessary to the draft Adjustment solely in respect of the matters in dispute in order to comply with the requirements of this agreement and to determine finally the Adjustment and shall give its reasons for each relevant determination (unless otherwise agreed by the Institutional Vendors' Representative and the Purchaser);

3.6.	the firm shall act as an expert (and not as an arbitrator) in making any such determination and their determination of any matter falling within their jurisdiction shall be final and binding on the Vendors and the Purchaser (in the absence of manifest error). Where the relevant part of the firm's determination is void the matter shall be resubmitted to the firm by either party for correction as soon as is reasonably practicable);

3.7.	the firm shall not be entitled to determine the scope of its own jurisdiction; and

3.8.	each of the Vendors and the Purchaser shall bear the costs and expenses of all counsel and other advisers, witnesses and employees retained by them and the costs and expenses of the firm shall be borne between the Vendors and the Purchaser in such proportions as the firm shall in its discretion determine or, in the absence of any such determination, equally between the Vendors on the one part and the Purchaser on the other.

3.9.	When the Vendors and the Purchaser reach (or pursuant to paragraph 6 are deemed to reach) agreement on the Adjustment or when the Adjustment is finally determined at any stage in accordance with the procedures set out in this Part D, the Adjustment as so agreed or determined shall be the Adjustment for the purposes of this agreement and shall be final and binding on the Purchaser and the Vendors.

4.	The Purchaser and the Vendors shall, and shall procure that its accountants and other advisers shall, and shall instruct the firm to, keep all information and documents provided to them pursuant to this Part D confidential and shall not use them for any purpose, except for disclosure or use in connection with the Adjustment, the proceedings of the firm or any other matter arising out of this agreement or in defending any claim or argument or alleged claim or argument relating to this agreement or its subject matter.

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Schedule 6 – Purchase Price Allocation

Following the Purchaser Stockholder Approval the Purchaser shall calculate the balance of funds which are to be released from the Trust Fund together with the funds available to be drawn down under the Purchaser's Macquarie Agreement as well as the balance of funds standing to it credit in any bank accounts (together the "Available Funds").

The Purchaser shall then determine the amount of the Cash Element in the following way:

1.	it shall take the amount of the Available Funds;

2.	it shall deduct the amount of the "Purchaser Costs" as set out in the Waterfall in the agreed form (or if an adjustment to the Base Consideration has been made pursuant to sub-paragraph (ii) of the definition of Base Consideration then the amount in the Waterfall increased by the amount of such adjustment);

3.	it shall deduct the amount of the "Target Costs" as set out in the Waterfall in the agreed form (or if an adjustment to the Base Consideration has been made pursuant to sub-paragraph (iii) of the definition of Base Consideration then the amount in the Waterfall increased by the amount of such adjustment);

4.	it shall deduct the amount of the repayment required under the A&R Agreement together with any costs and fees associated with the A&R Agreement;

5.	it shall deduct an amount equal to the US Dollar equivalent of UK £5 million for the purposes of the Purchaser's Group having cash on its balance sheet;

6.	the balance following such deductions shall comprise the funding in US Dollars that the Purchaser must use to satisfy the Cash Element of the Completion Payment; and

7.	the actual amount of the Cash Element shall be paid in Pounds Sterling and shall comprise that amount available to the Purchaser following conversion by the Purchaser of the US Dollar amount into Pounds Sterling (after the deduction of any applicable costs and commissions).

8.	At least 1 Business Day prior to Completion the Purchaser, acting reasonably and in good faith, shall provide to the Institutional Vendors' Representatives their calculation of the Cash Element for the confirmation and agreement of the Institutional Vendors' Representative as required under Clause 7.7.

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Schedule 7 – Pre-Completion Restructuring of Shareholder Loan Notes

The following definitions shall have the following meanings when used in this Schedule 7:

"Relevant Proportion" means, in relation to any Vendor, that proportion which the value of the principal and accrued interest of the 633 Loan Notes held by them equates to the total value of the principal and accrued interest of all the 633 Loan Notes in issue;

"Vendor Loan Note Holder" means a Vendor that is the owner of any Shareholder Loan Notes;

Restructuring

1.1.	Following receipt of the CP Satisfaction Notice, the Institutional Vendors' Representative shall calculate the Loan Note Payment, the Exchanged Loan Notes and the Remaining 633 Notes (each as defined below) in accordance with the terms set out in the SPA and based on the expected Completion Date. The Purchaser shall provide any information reasonably requested by the Institutional Vendors' Representative to assist in these calculations as soon as possible to enable the Institutional Vendors' Representative to comply with the time frames set out herein. The Institutional Vendors' Representative shall provide a copy of these calculations to the Purchaser within two Business Days of receipt of the CP Satisfaction Notice. The Purchaser shall provide any comments it may have on these calculations within one Business Day of receipt of the calculations.

1.2.	Following agreement on the calculations as detailed above, each of the Vendor Loan Note Holders, the Company, and DMWSL 632 undertakes to carry out the below steps to the extent they apply to them in the order set out below:

1.2.1.	Step 1 – the Vendor Loan Note Holders shall enter into a written resolution of the majority holders of the Shareholder Loan Notes agreeing that all of the Shareholder Loan Notes in issue shall be exchanged for an equivalent value of shareholder loan notes to be issued by the Company (the "633 Loan Notes"). The Company shall issue a PIK Loan Note Instrument for these purposes on the same terms as the Shareholder Loan Note Instrument, with the added inclusion of a drag right enabling the holders of 633 Loan Notes to be dragged on substantially the same terms and conditions as the drag right contained in Article 43 of the Articles (the "633 Loan Note Instrument"). The Company shall agree to issue the 633 Loan Notes for the benefit of DMWSL 632 by way of a capital contribution to DMWSL 632 for which the Company shall receive in the aggregate one ordinary share in the share capital of DMWSL 632; and

1.2.2.	Step 2 - the Vendors who, following Step 1 above, are holders of 633 Loan Notes (the "633 Loan Note Vendors") shall enter into a written resolution of the majority holders of the 633 Loan Notes agreeing to exchange the right to repayment of such amount of interest (and if such amount of interest is insufficient, principal) on a proportion of the 633 Loan Notes (the "Exchanged Loan Notes") for ordinary shares in the Company, such that after the exchange the number of 633 Loan Notes remaining in issue (the "Remaining 633 Notes") shall be equal in value to the Loan Note Payment. Each holder of 633 Loan Notes shall have their loan note holding reduced in accordance with their Relevant Proportion and shall be entitled to be issued one ordinary share each in the Company in exchange for compromising all of the interest together with such amount of the principal amount of the Exchanged Loan Notes as is required to ensure that the Remaining 633 Notes are equal in value to the Loan Note Payment (the "Exchange Shares").

1.3.	Each of the Company, and DMWSL 632 undertake to procure that any board minutes, filings, authorisations and other corporate formalities required to give effect to the Pre-Completion Restructuring shall be held, passed, and filed.

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Schedule 8 - Definitions and Interpretation

1.	In this Agreement, except so far as the context otherwise requires, the following terms shall have the following meanings:

"633 Loan Note Instrument" has the meaning given in Schedule 7;

"633 Loan Note Vendors" has the meaning given in Schedule 7;

"Accounts" means the audited consolidated accounts for the Group for the financial year ending on 30 September 2015 provided at document 1.2.1.1 in the Data Room;

"Accruing Negative Consideration" means the sum of £21,500 for each day from (but excluding) the Locked Box Date to (and including) the date of Completion;

"A Ordinary Shares" means the A ordinary shares of £0.01 nominal value each issued in the share capital of the Company;

"Accounts Date" means 30 September 2015;

"AGCC" shall bear the meaning given in Clause 6.1(d);

"A&R Agreement" means the agreement dated on or about the date of this Agreement effecting the amendment and restatement of the Group's Existing Financing Arrangements between, among others, DMWSL 631 Limited and Ares Management Limited as Agent and Security agent;

"Articles" means the articles of association of the Company as at the date of this Agreement;

"Base Consideration" means the sum of the following:

(i)	£100,363,394.31; plus

(ii)	any amount by which the "Purchaser Costs" to be used in the calculation of the Cash Element pursuant to Schedule 6 exceed £8,237,909.41; less

(iii)	any amount that comes within the terms of sub-paragraph (ix) of the definition of Permitted Leakage; less

(iv)	any amount of issued PIK notes and accrued PIK interest that exceeds £7,785,855.80 and any amount of cash interest that exceeds £134,778 in each case on the Group's Existing Financing Agreements as at Completion;

"B Ordinary Shares" means the B ordinary shares of £0.01 nominal value each issued in the share capital of the Company;

"B1 Ordinary Shares" means the B1 ordinary shares of £0.001 nominal value each issued in the share capital of the Company;

"B2 Ordinary Shares" means the B2 ordinary shares of £0.75 nominal value each issued in the share capital of the Company;

"B3 Ordinary Shares" means the B3 ordinary shares of £0.01 nominal value each issued in the share capital of the Company;

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"Business" means the business and activities of the Group as carried out at the date of this Agreement;

"Business Day" means a day (other than a Saturday or Sunday) on which clearing banks are open for normal business in London and New York;

"Business Plan" means the management plan related to the Group as set out in the Data Room at reference 1.2.3.19;

"Call Exercise Notice" has the meaning given to it in the Opco Articles;

"Cash Element" means that part of the Purchase Price which is payable in cash calculated in accordance with the requirements of Schedule 6 which in no event shall be less than zero;

"Completion" means the completion of the matters set out in Schedule 4;

"Completion Date" means the date which is a maximum of three Business Days after the Parties have been notified that all of the Conditions Precedent have been (or as appropriate remain) satisfied (or such other time as may be agreed in writing between the Vendor's Representatives and the Purchaser);

"Completion Payment" bears the meaning given to it in Clause 7.2;

"Communications Plan" means the communications plan in form agreed in writing between the Institutional Vendors' Representative and the Purchaser following the date of this agreement;

"Conditions Precedent" has the meaning given to it in Clause 6.3;

"Confidentiality Agreement" means the confidentiality agreement dated 10 November 2015 between the Company and Hydra Industries Acquisition Corp. ;

"Connected Person" means:

(i)	in relation to any person, a member of that person's family within the meaning of section 253 of the Companies Act 2006;

(ii)	in relation to any person, a family trust established for the benefit of that person or a member of that person's family as defined above;

(iii)	in relation to any person, a company which such person controls (within the meaning of section 435(10) of the Insolvency Act 1986), but excluding any portfolio investee entity of any investment funds owned, managed or advised by any of the Institutional Vendors; and/or

(iv)	in relation to any company, a company which controls such company or which is controlled by the same person as such company (within the meaning of section 435(10) of the Insolvency Act 1986), but excluding any portfolio investee entity of any investment funds owned, managed or advised by any of the Institutional Vendors;

"Consideration Shares" means the common stock of the Purchaser issued to the Vendors hereunder, valued, for the purposes of this Agreement, at US$10.00 per share, which shall have the same rights as the existing Purchaser Stock as at the date of this Agreement;

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"CP Satisfaction Notice" has the meaning given in Clause 6.13;

"Completion Disclosure Letter" means the disclosure letter against the Warranty Deed to be delivered by the Management Vendors at Completion;

"Conversion Rate" means the average of the spot selling and buying rates for a transaction between the two currencies in question as quoted on the relevant Reuters page as at the close of business (London time) on the 15 Business Days prior to the Relevant Conversion Date (as defined in Clause 27.4) or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted;

"CRC Information" means any information regarding the CRC Scheme or required by either the Vendors' Group or the Purchaser's Group in connection with their respective obligations to comply with the CRC Order;

"CRC Order" means the CRC Energy Efficiency Scheme Order 2013 and the CRC Energy Efficiency Scheme Order 2010 (as amended by the CRC Energy Efficiency Scheme Order 2013 and the CRC Energy Efficiency Scheme (Amendment) Order 2011) and such laws relating to the CRC Scheme, any guidance issued by any relevant authority and any re-enactment or variation of any such laws or guidance in force from time to time;

"CRC Scheme" means the CRC Energy Efficiency Scheme established by the CRC Order;

"Data Room" means the data room of documents relating to the Company hosted by Intralinks under the name "Project Ciao – Indiana" for the purposes of the transaction evidenced by this Agreement;

"Data Room Documents" means the documents comprising the Project Ciao - Indiana on-line data room made available to the Purchaser and listed in the data room index downloaded on 11 July 2016 and annexed to the Disclosure Letter;

"Disclosed" means fairly disclosed (in a manner and with sufficient detail to enable a reasonable person to identify the nature and scope of the matter disclosed) in or by:

(i)	the Disclosure Letter;

(ii)	the Disclosure Documents; and/or

(iii)	the Reports;

"Disclosure Documents" means the Data Room Documents together with any further documents annexed to or incorporated by reference into the Disclosure Letter;

"Disclosure Letter" means the disclosure letter provided by the Warrantors and accepted by the Purchaser and dated on or about the date of this Agreement;

"Drag Provision" has the meaning given to it in Clause 3.1;

"Earn-Out Consideration" means that amount of the Purchase Price which is calculated by reference to Schedule 5 of this Agreement;

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"Earn-Out Shares" bears the meaning given to it in Part A of Schedule 5;

"EBITDA" shall bear the meaning given in Schedule 5;

"Effective Time" means immediately prior to Completion;

"Encumbrance" means any charge, mortgage, pledge, security interest, lien, option, right of pre-emption, equity, power of sale, right of set-off, hypothecation or other analogous third party right (but excluding any such right created by the articles of association of any member of the Group);

"Entitlements" has the meaning given to it in the Management Bonus Scheme;

"Existing Investment Agreement" means the investment agreement relating to the Company entered into between the Company, DMWSL 632 Limited, DMWSL 631 Limited, Gaming Acquisitions Limited, the Original Managers and the Original Institution (each as defined therein) dated 3 May 2010;

"Exchange Shares" has the meaning given in Schedule 7;

"Gambling Authorities" means:

(i)	the Gambling Commission;

(ii)	the Licensing Authority of Gibraltar; and

(iii)	Alderney Gambling Control Commission;

"Gambling Commission" means the Gambling Commission established by Part 2 of the Gambling Act 2005 (UK Statute) and which regulates gambling in Great Britain;

"Gibraltar Gambling Act" has the meaning given to it in Clause 6.1(c);

"Gibraltar Licensing Authority" has the meaning given to it in Clause 6.1(c);

"Group" means the Company and its subsidiaries;

"Group Company" means any member of the Group;

"Group's Existing Financing Arrangements" means all amounts outstanding under the senior term and revolving facilities agreement dated 18 March 2014 between, among others, DMWSL 631 Limited as Parent, certain of its subsidiaries as borrowers and guarantors, Ares Management Limited and Lloyds Bank plc as Arrangers and Ares Management Limited as Agent and Security Agent as acceded to from time to time including (but not limited to) all amounts of principal and interest and all costs, fees and other expenses which are or become due and payable in connection with the repayment and/or prepayment of such facilities on the Completion Date;

"Growth Shares" has the meaning given to it in the Opco Articles;

"Growth Shareholders" means the holders of any Growth Shares at the relevant time;

"Institutional Vendors" means those entities listed in column (1) of the table in Part A of Schedule 1;

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"Institutional Vendors' Representative" means Vitruvian Directors I Limited;

"Interest Rate" has the meaning given in Clause 27.3;

"Long Stop Date" means 31 December 2016;

"Leakage" means:

(i)	any dividend or distribution (in cash or in kind) declared, paid or made by a Group Company to a Vendor or its Connected Persons;

(ii)	any payments made to a Vendor or its Connected Persons by any Group Company in respect of any share capital, or other securities of any Group Company being issued, redeemed, purchased or repaid, or any other return of capital including without limitation any cash payment of interest on the Shareholder Loan Notes to the extent not provided for in the Locked Box Accounts and any cash payment made in respect of the restructuring of the Shareholder Loan Notes (but for the avoidance of doubt the steps comprising Pre-Completion Restructuring shall not constitute a cash payment for these purposes);

(iii)	the waiver, forgiveness, release or discount (in whole or in part) by any Group Company of any amount or obligation owed to such Group Company by a Vendor or its Connected Persons;

(iv)	any indemnity, guarantee or other contingent liability or obligation granted or assumed by a Group Company for the benefit of a Vendor or its Connected Persons;

(v)	the purchase by a Group Company of any assets from a Vendor or its Connected Persons to the extent that such transfer is at more than their market value;

(vi)	the transfer by a Group Company to a Vendor or its Connected Persons of any assets to the extent that such transfer is at less than market value;

(vii)	any payment by a Group Company of, or obligation on a Group Company to pay or incur any costs, professional fees or transaction bonuses to any person which are payable by a Vendor or its Connected Persons in connection with the transactions contemplated by this Agreement;

(viii)	any payment of management or investment or equivalent fees to any of the Vendors or their Connected Persons;

(ix)	any agreement or arrangement made or entered into by any Group Company to do or give effect to any matter referred to in (i) to (viii) above;

(x)	any Taxation arising and payable by a Group Company as a consequence of anything described in paragraphs (i) to (ix) above; or

(xi)	any other payment made to a Vendor or its Connected Persons by any Group Company to the extent it is not on arm's-length terms and in the ordinary course of business,

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but excludes Permitted Leakage. For the avoidance of doubt each of the items included in the Waterfall which are described as being shared expenses shall not comprise Leakage;

"Loan Noteholders" means the holders of the Shareholder Loan Notes;

"Locked Box Accounts" means the management accounts for the four week period to 4 June 2016 with an agreed walk forward to 2 July 2016 in the agreed form;

"Locked Box Date" means 2 July 2016;

"Machines" means all betting, gaming and entertainment machines, vending machines, self service betting terminals, ATM machines and coin operated telephones operated by the Group (including for the avoidance of doubt, all fixed odds betting terminals, bingo hand-held devices, video lottery terminals, amusement-with-prizes machines, skill-with-prizes machines, pool machines and the like) together with any other revenue generating machine operated by the Group in the ordinary course of trading and including all inputs and components of such machines;

"Majority Noteholders" has the meaning given in the Shareholder Loan Note Instrument;

"Management Accounts" means the management accounts of the Group for the four week period ending on 4 June 2016;

"Management Bonus Scheme" means collectively the UK Cash Bonus Scheme, the UK Phantom Bonus Scheme, the Gibraltar Cash Bonus Scheme; the Gibraltar Phantom Bonus Scheme and the Growth Share Scheme and all sums payable in connection with the Growth Shares, as such documents are included in Data Room Documents/folders 1.1.2.16.1.2 and 2.3.9;

"Management Vendors" means those individuals listed in column (1) of the table in Part B of Schedule 1;

"Management Vendors' Representative" means Steven Holmes of 3 The Maltings Wetmore Road, Burton-On-Trent, Staffordshire, DE14 1SE ;

"Material Adverse Effect" means a matter, event, circumstance, change or occurrence in each case that occurs after the date of this Agreement (an "Event"):

(a)	that is not an Event that was Disclosed by or on behalf of the Vendors (or any of them) to the Purchaser prior to the date of this Agreement; and

(b)	that (either alone or in combination) results in, or is reasonably likely to result in, a material adverse effect on the assets, liabilities, business, operations, results of operations, financial condition or profits of the Group (taken as a whole) or on the ability of the Vendors to consummate the transactions contemplated by this Agreement,

(c)	which is in each case is not caused by:

(i)	general changes in any financial market, or in interest rates or currency exchange rates or in general economic, financial or political conditions;

63

(ii)	changes in general laws, regulations or accounting practices (but excluding changes in laws, regulations or accounting practices primarily applicable to the gambling industry, which shall be taken into account in determining whether a Material Adverse Effect has occurred, irrespective of whether such change has been Disclosed and irrespective of whether such change disproportionately impacts the Group);

(iii)	any transaction contemplated by this Agreement; or

(iv)	any act or omission of any member of the Purchaser's Group,

provided, however that a matter, event, development, circumstance, change or occurrence the cause of which is set forth in items (i) or (ii) above shall be taken into account in determining whether a Material Adverse Effect has occurred if and to the extent such Event has, or would reasonably be expected to have, individually or in the aggregate, an impact on the assets, liabilities, business, operations, results of operations, financial condition or profits of the Group (taken as a whole) which is substantially more adverse to the Group relative to other similarly situated participants in the gambling industry segments in which the Group operates in the United Kingdom or any other jurisdiction in which the Group conducts business;

"Material Change" has the meaning given to it under paragraph 4(2) of Schedule 1 of the Gibraltar Gambling Act;

"Minority Investor Shareholders" means the Institutional Vendors other than Landgame S.à.r.l.;

"Minority Shareholders" means Barclayshare Nominees Limited, Tom Callanan, JM Finn Nominees Limited, Michael John Kelly, Mary McCarthy, Morstan Nominees Limited, Pershing Nominees Limited, TD Waterhouse Nominees (Europe) Limited, John Stergides, and the Bank of New York Nominees Limited;

"Minority Shares" means those A Ordinary Shares held by the Minority Shareholders;

"NASDAQ" means the NASDAQ Stock Market;

"Opco Articles" has the meaning given to it in Clause 5.1;

"Operating Licence" means an operating licence which is required by the Gambling Act 2005 and which comes within the meaning of and is issued pursuant to Part 5 of the Gambling Act 2005;

"Parent Put/Call Consideration" has the meaning given to it in the Opco Articles;

"Participating Executives" has the meaning given to it in the Management Bonus Scheme;

"Permitted Leakage" means:

(i)	all payments of remuneration, benefit in kind, directors' fees and expenses made to or for the benefit of any of the Vendors or any of their Connected Persons as employees or directors of any Group Company provided that such payments are in the ordinary course of their employment and in accordance with the terms of their employment or service agreements as disclosed to the Purchaser in the Data Room, including the payment and/or accrual of any ordinary course end-of-year bonuses;

64

(ii)	payment of the fees and expenses of certain professional advisers or service providers of up to £4,406,556.02 (such figure to be inclusive of any irrecoverable VAT) in the aggregate to such advisers or providers in relation to advice or other services provided and in relation to matters contemplated by this Agreement;

(iii)	directors' and monitoring fees in the aggregate of £41,414 per calendar quarter plus actually incurred expenses of up to £5,000 in aggregate for the period from the Locked Box Date to Completion, payable to Vitruvian Directors I Limited and Vitruvian Directors II Limited, and to Jeremy Brade;

(iv)	continued accrual of interest on the Shareholder Loan Notes (but not the payment in cash of such interest);

(v)	the restructuring of the Shareholder Loan Notes as set out in Schedule 7;

(vi)	all payments made to the Growth Shareholders made in exchange for the transfer of their Growth Shares;

(vii)	the payment of PIK interest accrued and/or paid and any other costs, fees and expenses incurred in relation to the Group's Existing Financing Arrangements or connection with the A&R Agreement;

(viii)	transaction bonuses in an amount of up to £4,155,000 (including any employer's national insurance contributions) payable or paid to the Management Vendors pursuant to the Management Bonus Scheme in connection with the transactions contemplated by this Agreement;

(ix)	any additional payments not exceeding £3,000,000 notified in writing by the Institutional Vendors' Representative to the Purchaser so long as an equivalent amount is also deducted from the Base Consideration;

(x)	all payments approved in advance of being made by the Purchaser in writing (including by e-mail); and

(xi)	all payments to the extent directly related to any filing required to be made in any jurisdiction in connection with the satisfaction of the Conditions Precedent;

"Permits" means:

(i)	all licences, permits, authorisations or consents required by law in order for it to supply or provide gambling products or services in the same manner as currently supplied or provided by any Group Company; and

(ii)	all other necessary licences, permits, authorisations or consents required by law (excluding IP Licences) in order for it to carry on its business as now carried on, the absence of which would have a material adverse effect on the business of the Group;

"Pre-Completion Restructuring" means the process of restructuring the Shareholder Loan Notes as set out in Clause 3 and Schedule 7;

65

"Possible Termination Event Notice" shall bear the meaning ascribed to it in Clause 9.5;

"Purchase Price" has the meaning given in Clause 7.1;

"Purchaser's Group" means the Purchaser, any holding company of the Purchaser, any subsidiary of the Purchaser or any such holding company from time to time;

"Purchaser's Knowledge", "Knowledge of the Purchaser" or any similar phrase, with respect to the Purchaser, means the actual knowledge of Lorne Weil, George Peng and Martin Schloss;

"Purchaser's Macquarie Agreement" means the agreement between the Purchaser and MIHI LLC for the contingent forward purchase of Purchaser Stock for an aggregate price of USD$20,004,347.83;

"Purchaser's Solicitors" means Mishcon de Reya LLP, Africa House, 70 Kingsway, London WC2B 6AH and Kramer Levin Naftalis & Frankel LLP, 177 Avenue of the Americas, New York NY 10036, or their respective successors in business or any other firm appointed as solicitors by the Purchaser for the purposes of this Agreement;

"Purchaser Stock" means common stock, par value US$0.0001 per share, of the Purchaser;

"Purchaser Stockholder Approval" shall bear the meaning ascribed to it in Clause 8.6;

"Registration Rights Agreement" means the agreement between the Purchaser and the holders of the Consideration Shares in respect of the registration of those shares on the NASDAQ Capital Market in the agreed form;

"Remaining 633 Loan Notes" has the meaning given in Schedule 7;

"Reports" means the following reports commissioned by or on behalf of the Purchaser or the Vendors in connection with the acquisition of the Sale Shares pursuant to the Acquisition Agreement: (i) the financial due diligence report dated 7 January 2016 prepared by KPMG LLP and trading update dated 5 February 2016, (ii) the legal due diligence report prepared by Dickson Minto W.S. dated 15 January 2016, and (iii) the regulatory due diligence report prepared by DLA Piper LLP dated 22 June 2016;

"Representatives" means the offices, directors, managers, employees, solicitors, accountants, advisors, representatives, consultants and agents of a party;

"Sale Shares" means the A Ordinary Shares, B Ordinary Shares, B1 Ordinary Shares, B2 Ordinary Shares, and B3 Ordinary Shares listed in column (3) of the tables in Part A and Part B of Schedule 1, and shall include the Exchange Shares issued pursuant to the Pre-Completion Restructuring held by the Vendors at Completion;

"SEC" means the United States Securities and Exchange Commission;

"Senior Employee" has the meaning given in paragraph 14 of Part B of Schedule 3;

"Shareholder Loan Notes" means the 10,415,832,274 PIK loan notes issued by DMWSL 632 Limited pursuant to the Shareholder Loan Note Instrument held by the Vendors as at the date hereof, and, following the completion of the Pre-Completion Restructuring, shall mean the Remaining 633 Loan Notes held by the Vendors at Completion;

66

"Shareholder Loan Note Instrument" means the PIK loan note instrument adopted by DMWSL 632 Limited on 6 July 2010 or, following the completion of the Pre-Completion Restructuring, the replacement instrument adopted by the Company prior to Completion;

"Stock Element" means that part of the Purchase Price which consists of Consideration Shares in an amount equal to the Purchaser Price less the Cash Element as such Cash Element is calculated in accordance with Schedule 6;

"Stockholders' Agreement" means the agreement between the Purchaser and the holders of the Purchaser Stock in the agreed form;

"Taxation" or "Tax" means all forms of taxation and statutory, governmental, state, provincial, local government, municipal, federal, or cantonal impositions, duties, contributions and levies, in each case in the nature of taxation and wherever in the world (but not including uniform business rates, water rates, community charges or council tax, or any tax, charge, rate or duty similar to, corresponding with, replacing or replaced by any of them);

"Transaction Allocation" has the meaning given to it in Clause 7.8;

"Transaction Documents" has the meaning given to it in Clause 20.1;

"Vendors" means the Institutional Vendors and the Management Vendors, as listed in Schedule 1;

"Vendors' Representatives" means the Institutional Vendors' Representative and the Management Vendors' Representative acting together;

"Vendor's Solicitors" means Dickson Minto W.S., Broadgate Tower, 20 Primrose Street, London EC2A 2EW;

"Vendor's Solicitors' Bank Account" means the Vendor's Solicitors' client account as notified in writing by the Vendor to the Purchaser at least two Business Days prior to the Completion Date;

"Warranty Deed" means the deed entered into on or around the date hereof between the Warrantors (as defined therein) and the Purchaser relating to the management warranties to be provided in connection with the transaction that is the subject of this Agreement; and

"Waterfall" means the sheet in the agreed form setting out certain items relating to Permitted Leakage and the calculation of the Cash Element.

2.	In this Agreement, unless the context otherwise requires:

2.1.	references to persons shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships and that persons legal personal representatives and successors;

2.2.	the headings are inserted for convenience only and shall not affect the construction of this Agreement;

67

2.3.	references to one gender include all genders;

2.4.	any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted provided that any such amendment, consolidation or re-enactment made after the date of this Agreement shall not increase the liability or obligation of any party;

2.5.	reference to the singular will include the plural and vice versa;

2.6.	the words including and include shall mean including without limitation and include without limitation respectively;

2.7.	general words shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things;

2.8.	any reference to any document other than this Agreement is a reference to that other document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this Agreement) at any time;

2.9.	any reference to a document in the agreed form is to the form of the relevant document agreed between the parties and executed at the same time as this Agreement or for the purpose of identification initialled by or on behalf of the parties (with such amendments as may be agreed by or on behalf of the parties);

2.10.	where a word or expression is given a particular meaning, other grammatical forms or parts of speech of such word or expression shall bear a corresponding meaning;

2.11.	unless otherwise stated, reference to Recitals, Clauses and Schedules are to recitals, clauses, and schedules of and to the Agreement;

2.12.	references to any party to this Agreement shall include its successors and, where the benefit of this Agreement has been assigned under Clause 17, shall mean the person or persons for the time being entitled to the benefit of this Agreement;

2.13.	words and expressions defined in the Companies Act 1985 or Companies Act 2006 should (unless given an inconsistent meaning in this Agreement) bear the same meanings in this Agreement;

2.14.	any reference to a "holding company" or a "subsidiary" means a "holding company" or "subsidiary" as defined in section 1159 of the Companies Act 2006, save that a company shall be treated as a company whether or not formed or incorporated in the United Kingdom and for the purposes of the membership requirement contained in sections 1159(1)(b) and (c) as a member of another company even if its shares in that other company are registered in the name of (i) its nominee or (ii) another person (or its nominee) by way of security or in connection with the taking of security. Any reference to an "undertaking" shall be construed in accordance with section 1161 of the Companies Act 2006 and any reference to a "parent undertaking" or a "subsidiary undertaking" means respectively a "parent undertaking" or "subsidiary undertaking" as defined in section 1162 of the Companies Act 2006, save that an undertaking shall be treated as an undertaking whether or not formed or incorporated in the United Kingdom and for the purposes of the membership requirement in sections 1162(2)(b) and (d) and section 1162(3)(a) as a member of another undertaking even if its shares in that other undertaking are registered in the name of (i) its nominee or (ii) another person (or its nominee) by way of security or in connection with the taking of security;

68

2.15.	in relation to a limited liability partnership, references to "directors" or "employees" shall be taken as a reference to the designated members and (where applicable) employees of that limited liability partnership; and

2.16.	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, statute, official or any other legal concept shall, in respect of any jurisdiction other than England, be deemed to include the legal concept which most nearly approximates in that jurisdiction to the English legal term.

3.	The Schedules form part of this Agreement.

69

Execution

SIGNED and DELIVERED as a DEED by for and on behalf of HYDRA INDUSTRIES ACQUISITION CORP. in the presence of:		/s/ Martin E-Schloss

/s/ Debra Aronowitz	Witness
Debra Aronowitz	Full Name
149 W. 80th St #2A	Address
New York, NY 10024
Lawyer	Occupation

SIGNED and DELIVERED as a DEED by Luke Alvarez, Director for and on behalf of DMWSL 633 LIMITED in the presence of:		/s/ Luke Alvarez
DIRECTOR

/s/ Carys Damon	Witness
Carys Damon	Full Name
1-2 Berners St.	Address
London WIT 32A
Solicitor	Occupation

SIGNED and DELIVERED as a DEED by Steven Holmes, Director for and on behalf of DMWSL 632 LIMITED in the presence of:		/s/ Steven Holmes
DIRECTOR

/s/ Carys Damon	Witness
Carys Damon	Full Name
1-2 Berners St.	Address
London WIT 32A
Solicitor	Occupation

SIGNED and DELIVERED as a DEED by Steven Holmes, Director for and on behalf of GAMING ACQUISITIONS LIMITED in the presence of:		/s/ Steven Holmes
DIRECTOR

/s/ Carys Damon	Witness
Carys Damon	Full Name
1-2 Berners St.	Address
London WIT 32A
Solicitor	Occupation

SIGNED and DELIVERED as a DEED by DAVID WILSON acting by his duly authorised Attorney, Steven Holmes in the presence of:		/s/ Steven Holmes
For and on behalf of
DAVID WILSON

/s/ Carys Damon	Witness
Carys Damon	Full Name
1-2 Berners St.	Address
London WIT 32A
Solicitor	Occupation

SIGNED and DELIVERED as a DEED by JAMES O'HALLERAN acting by his duly authorised Attorney, Steven Holmes in the presence of:		/s/ Steven Holmes
For and on behalf of
JAMES O'HALLERAN

/s/ Carys Damon	Witness
Carys Damon	Full Name
1-2 Berners St.	Address
London WIT 32A
Solicitor	Occupation

SIGNED and DELIVERED as a DEED by LEE GREGORY acting by his duly authorised Attorney, Steven Holmes in the presence of:		/s/ Steven Holmes
For and on behalf of
LEE GREGORY

/s/ Carys Damon	Witness
Carys Damon	Full Name
1-2 Berners St.	Address
London WIT 32A
Solicitor	Occupation

SIGNED and DELIVERED as a DEED by STEVEN ROGERS acting by his duly authorised Attorney, Steven Holmes in the presence of:		/s/ Steven Holmes
For and on behalf of
STEVEN ROGERS

/s/ Carys Damon	Witness
Carys Damon	Full Name
1-2 Berners St.	Address
London WIT 32A
Solicitor	Occupation

SIGNED and DELIVERED as a DEED by STEVEN HOLMES in the presence of:		/s/ Steven Holmes
STEVEN HOLMES

/s/ Carys Damon	Witness
Carys Damon	Full Name
1-2 Berners St.	Address
London WIT 32A
Solicitor	Occupation

SIGNED and DELIVERED as a DEED by ALISTAIR HOPKINS acting by his duly authorised Attorney, Steve Holmes in the presence of:		/s/ Steven Holmes
For and on behalf of
ALISTAIR HOPKINS

/s/ Carys Damon	Witness
Carys Damon	Full Name
1-2 Berners St.	Address
London WIT 32A
Solicitor	Occupation

SIGNED and DELIVERED as a DEED by ZIRIA ENTERPRISES LTD acting by its duly authorised Attorney, Steven Holmes in the presence of:		/s/ Steven Holmes
For and on behalf of
ZIRIA ENTERPRISES LTD

/s/ Carys Damon	Witness
Carys Damon	Full Name
1-2 Berners St.	Address
London WIT 32A
Solicitor	Occupation

SIGNED and DELIVERED as a DEED by TARIQ TUFAIL acting by his duly authorised Attorney, Steven Holmes in the presence of:		/s/ Steven Holmes
For and on behalf of
TARIQ TUFAIL

/s/ Carys Damon	Witness
Carys Damon	Full Name
1-2 Berners St.	Address
London WIT 32A
Solicitor	Occupation

SIGNED and DELIVERED as a DEED by CARLTON TERRY acting by his duly authorised Attorney, Steven Holmes in the presence of:		/s/ Steven Holmes
For and on behalf of
CARLTON TERRY

/s/ Carys Damon	Witness
Carys Damon	Full Name
1-2 Berners St.	Address
London WIT 32A
Solicitor	Occupation

SIGNED and DELIVERED as a DEED by STEVE COLLETT acting by his duly authorised Attorney, Steven Holmes in the presence of:		/s/ Steven Holmes
For and on behalf of
STEVE COLLETT

/s/ Carys Damon	Witness
Carys Damon	Full Name
1-2 Berners St.	Address
London WIT 32A
Solicitor	Occupation

SIGNED and DELIVERED as a DEED by LUCY BUCKLEY acting by her duly authorised Attorney, Steven Holmes in the presence of:		/s/ Steven Holmes
For and on behalf of
LUCY BUCKLEY

/s/ Carys Damon	Witness
Carys Damon	Full Name
1-2 Berners St.	Address
London WIT 32A
Solicitor	Occupation

SIGNED and DELIVERED as a DEED by ANDREW BARBER acting by his duly authorised Attorney, Steven Holmes in the presence of:		/s/ Steven Holmes
For and on behalf of
ANDREW BARBER

/s/ Carys Damon	Witness
Carys Damon	Full Name
1-2 Berners St.	Address
London WIT 32A
Solicitor	Occupation

SIGNED and DELIVERED as a DEED by ALEX MACGREGOR-DEVLIN acting by his duly authorised Attorney, Steven Holmes in the presence of:		/s/ Steven Holmes
For and on behalf of
ALEX MACGREGOR-DEVLIN

/s/ Carys Damon	Witness
Carys Damon	Full Name
1-2 Berners St.	Address
London WIT 32A
Solicitor	Occupation

SIGNED and DELIVERED as a DEED by STEVEN DAVIES acting by his duly authorised Attorney, Steven Holmes in the presence of:		/s/ Steven Holmes
For and on behalf of
STEVEN DAVIES

/s/ Carys Damon	Witness
Carys Damon	Full Name
1-2 Berners St.	Address
London WIT 32A
Solicitor	Occupation

SIGNED and DELIVERED as a DEED by RICHARD WHITE acting by his duly authorised Attorney, Steven Holmes in the presence of:		/s/ Steven Holmes
For and on behalf of
RICHARD WHITE

/s/ Carys Damon	Witness
Carys Damon	Full Name
1-2 Berners St.	Address
London WIT 32A
Solicitor	Occupation

SIGNED and DELIVERED as a DEED by MATT INGRAM acting by his duly authorised Attorney, Steven Holmes in the presence of:		/s/ Steven Holmes
For and on behalf of
MATT INGRAM

/s/ Carys Damon	Witness
Carys Damon	Full Name
1-2 Berners St.	Address
London WIT 32A
Solicitor	Occupation

SIGNED and DELIVERED as a DEED by Gaël Sansy, Manager for and on behalf of LANDGAME S.À.R.L. in the presence of:		/s/ Gaël Sansy
For and on behalf of
MANAGER

/s/ Christelle Petitjean	Witness
Christelle Petitjean	Full Name
5 RueGuillame Knoll	Address
L-1882 Luxembourg
Chartered Accountant	Occupation

SIGNED and DELIVERED as a DEED for and on behalf of ARES CAPITAL EUROPE LIMITED acting by its duly authorised Attorney, VITRUVIAN DIRECTORS I LIMITED in the presence of:		/s/
Attorney

/s/ Susannah Thomas	Witness
Susannah Thomas	Full Name
529 Elgin Gardens	Address
Guildford, Surrey
Executive Assistant	Occupation

SIGNED and DELIVERED as a DEED for and on behalf of NORTH ATLANTIC VALUE GP III LIMITED acting in its capacity as General Partner, for and on behalf of TRIDENT PRIVATE EQUITY FUND III LP acting by its duly authorised Attorney, VITRUVIAN DIRECTORS I LIMITED in the presence of:		/s/
Attorney

/s/ Susannah Thomas	Witness
Susannah Thomas	Full Name
529 Elgin Gardens	Address
Guildford, Surrey
Executive Assistant	Occupation

SIGNED and DELIVERED as a DEED for and on behalf of HARWOOD CAPITAL NOMINEES LIMITED (CLIENT ACCOUNT A) acting by its duly authorised Attorney, VITRUVIAN DIRECTORS I LIMITED in the presence of:		/s/
Attorney

/s/ Sofia Skliros	Witness
Sofia Skliros	Full Name
363 Fulham Palace	Address
Rd, London 3W66TA
EA	Occupation

SIGNED and DELIVERED as a DEED for and on behalf of HARWOOD CAPITAL NOMINEES LIMITED (CLIENT ACCOUNT B) acting by its duly authorised Attorney, VITRUVIAN DIRECTORS I LIMITED in the presence of:		/s/
Attorney

/s/ Sofia Skliros	Witness
Sofia Skliros	Full Name
363 Fulham Palace	Address
Rd, London 3W66TA
EA	Occupation

SIGNED and DELIVERED as a DEED for and on behalf of HARWOOD CAPITAL NOMINEES LIMITED (CLIENT ACCOUNT SC) acting by its duly authorised Attorney, VITRUVIAN DIRECTORS I LIMITED in the presence of:		/s/
Attorney

/s/ Sofia Skliros	Witness
Sofia Skliros	Full Name
363 Fulham Palace	Address
Palace Road London
EA	Occupation

SIGNED and DELIVERED as a DEED for and on behalf of HARWOOD CAPITAL NOMINEES LIMITED (CLIENT ACCOUNT NS) acting by its duly authorised Attorney, VITRUVIAN DIRECTORS I LIMITED in the presence of:		/s/
Attorney

/s/ Sofia Skliros	Witness
Sofia Skliros	Full Name
363 Fulham Palace	Address
Palace Road London
EA	Occupation

SIGNED and DELIVERED as a DEED for and on behalf of HARWOOD CAPITAL NOMINEES LIMITED (CLIENT ACCOUNT C) acting by its duly authorised Attorney, VITRUVIAN DIRECTORS I LIMITED in the presence of:		/s/
Attorney

/s/ Sofia Skliros	Witness
Sofia Skliros	Full Name
363 Fulham Palace Road	Address
London 5W66TA
EA	Occupation

SIGNED and DELIVERED as a DEED for and on behalf of HARWOOD CAPITAL NOMINEES LIMITED (CLIENT ACCOUNT D) acting by its duly authorised Attorney, VITRUVIAN DIRECTORS I LIMITED in the presence of:		/s/
Attorney

/s/ Sofia Skliros	Witness
Sofia Skliros	Full Name
363 Fulham Palace Road	Address
London 5W66TA
EA	Occupation

SIGNED and DELIVERED as a DEED for and on behalf of HARWOOD CAPITAL NOMINEES LIMITED (CLIENT ACCOUNT D) acting by its duly authorised Attorney, VITRUVIAN DIRECTORS I LIMITED in the presence of:		/s/
Attorney

/s/ Sofia Skliros	Witness
Sofia Skliros	Full Name
363 Fulham Palace Road	Address
London 5W66TA
EA	Occupation

SIGNED and DELIVERED as a DEED for and on behalf of HARWOOD CAPITAL NOMINEES LIMITED (CLIENT ACCOUNT H) acting by its duly authorised Attorney, VITRUVIAN DIRECTORS I LIMITED in the presence of:		/s/
Attorney

/s/ Sofia Skliros	Witness
Sofia Skliros	Full Name
363 Fulham Palace Road	Address
London 5W66TA
EA	Occupation